EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated as of June 6, 2007

by and among

COMTRAK LOGISTICS, INC.,

HUB CITY TERMINALS, INC.,

INTERDOM PARTNERS,

COMMERCIAL CARTAGE, INC.,

PRIDE LOGISTICS, L.L.C.

and

THE OTHER PARTIES SIGNATORY HERETO

TABLE OF CONTENTS

ARTICLE I  Definitions

1.1	Previously Defined Terms
1.2	Definitions
1.3	Interpretation

ARTICLE II  Purchase and Sale, Purchase Price, Allocation and Other Related Matters

2.1	Purchase and Sale
2.2	Purchase Price
2.3	Payment of the Purchase Price
2.4	Closing Balance Sheet
2.5	Purchase Price Settlement
2.6	Assumed Liabilities
2.7	Retained Liabilities
2.8	Accounts Receivable Guarantee and Return
2.9	Transfer Taxes
2.10	Allocation

ARTICLE III  Closing and Closing Date Deliveries

3.1	Closing
3.2	Closing Deliveries by Sellers
3.3	Closing Deliveries by Purchasers
3.4	Cooperation

ARTICLE IV  Pre-Closing Filings

4.1	Government Filings

ARTICLE V  Pre-Closing Covenants

5.1	Due Diligence Review
5.2	Maintenance of Business and Notice of Changes
5.3	Pending Closing
5.4	Consents
5.5	Commercially Reasonable Efforts to Close
5.6	Pre-Closing Use of Names
5.7	Transfer of Related Business Assets
5.8	Retained Entities Reconciliation

ARTICLE VI  Financial Statements; Disclosure Schedule

6.1	Pre-Signing Deliveries

ARTICLE VII  Representations and Warranties of Sellers

7.1	Due Formation
7.2	Authority
7.3	No Violations and Consents
7.4	Brokers
7.5	Required Assets
7.6	Related Party Transactions
7.7	Title to Purchased Assets
7.8	Condition of Assets
7.9	Real Property
7.10	Litigation and Compliance with Laws
7.11	Intellectual Property
7.12	Contracts
7.13	Financial Statements and Related Matters
7.14	Changes Since the Most Recent Year-End Balance Sheet Date
7.15	Insurance
7.16	Licenses and Permits
7.17	Environmental Matters
7.18	Employee Benefit Plans
7.19	Taxes
7.20	Suppliers; Customers; BNSF and NS.
7.21	Full Disclosure

ARTICLE VIII  Representations and Warranties of Purchasers

8.1	Due Incorporation
8.2	Authority
8.3	No Violations
8.4	Brokers

ARTICLE IX  Conditions to Closing Applicable to Purchasers

9.1	No Termination
9.2	Bring-Down of Sellers' Warranties and Covenants
9.3	No Material Adverse Change
9.4	Pending Actions
9.5	Required Contract Consents
9.6	Required Governmental Approvals
9.7	Required Permits
9.8	Due Diligence
9.9	Environmental Assessment Report
9.10	Retained Earnings
9.11	Non-Foreign Person Certification
9.12	All Necessary Documents

ARTICLE X  Conditions to Closing Applicable to Sellers

10.1	No Termination
10.2	Bring-Down of Purchasers' Warranties and Covenants
10.3	Pending Actions
10.4	All Necessary Documents

ARTICLE XI  Termination

11.1	Termination

ARTICLE XII  Indemnification

12.1	Indemnification by Sellers
12.2	Indemnification by Purchaser
12.3	Claim Procedure/Notice of Claim
12.4	Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences
12.5	Limitations on Indemnification Obligations
12.6	Right of Set-Off

ARTICLE XIII  Confidentiality

13.1	Confidentiality of Materials
13.2	Remedy

ARTICLE XIV  Employee Matters

14.1	Employees to be Hired by Purchasers
14.2	Workers' Compensation, Medical Claims and Retirees

ARTICLE XV  Certain Other Agreements

15.1	Post-Closing Access to Records
15.2	Consents Not Obtained at Closing
15.3	Post-Closing Tax Matters
15.4	Bulk Sale Waiver and Indemnity
15.5	Non-Competition; Non-Solicitation
15.6	Use of Sellers' Names
15.7	Guarantees

ARTICLE XVI  Miscellaneous

16.1	Cost and Expenses
16.2	Entire Agreement
16.3	Counterparts
16.4	Assignment, Successors and Assigns
16.5	Savings Clause
16.6	Headings
16.7	Risk of Loss
16.8	Governing Law
16.9	Press Releases and Public Announcements
16.10	U.S. Dollars
16.11	Survival
16.12	Notices
16.13	SUBMISSION TO JURISDICTION; VENUE
16.14	No Third-Party Beneficiary
16.15	Disclosures
16.16	Enforcement Costs
16.17	Sellers' Obligations

        -  -

Exhibit Index

Exhibit	Description	Section Reference

A	Earnout Payments	Definitions
B	Illustrative Calculation of Net Working Capital	Definitions
C	Proprietary Interest Protection and Non-Solicitation Agreement	Definitions
D	Restricted Stock Agreement	Definitions
E	[Intentionally Omitted]
F	Stockholder Employment and Non-Compete Agreement	Definitions
G	Purchase Price Allocation	2.9
H	Sellers' Bills of Sale	3.2
I	Sellers' Counsel's Opinion	3.2
J	Landlord Consent and Estoppel Certificate	3.2
K	Assumption Agreement	3.3

        -  -

Disclosure Schedule Index

Section 5.3 -                                 Pending Closing
Section 7.1 -                                 Foreign Qualifications
Section 7.3 -                                 Required Consents and Approvals
Section 7.6 -                                 Related Party Transactions
Section 7.7 -                                 Personal Property
Section 7.8 -                                 Condition of Assets
Section 7.9 -                                  Leased Real Property
Section 7.10(a) -                           Litigation and Compliance with Laws
Section 7.10(c) -                           Labor
Section 7.11 -                                Intellectual Property
Section 7.12 -                                Contracts
Section 7.13(a) -                            Financial Statements
Section 7.13(e) -                            Indebtedness
Section 7.14 -                                Changes Since the Most Recent Year-End Balance Sheet
Section 7.15 -                                Insurance
Section 7.16 -                                Licenses and Permits
Section 7.17 -                                Environmental Matters
Section 7.18 -                                Employee Benefits
Section 7.20(a) -                           Suppliers
Section 7.20(b) -                           Customers
Section 7.20(c) -                            BNSF and NS

Schedule Index

Schedule 2.1 -                                Certain Retained Assets
Schedule 2.3 -                                Illustrative Calculation of Earnout Payments and Catch-Up Payments
Schedule 9.5 -                                Certain Required Consents and Approvals
Schedule 9.9 -                                Environmental Assessment Reports
Schedule 12.1(f) -                          Certain Indemnified Matters

        -  -

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of June 6, 2007 (this "Agreement") by and among COMTRAK LOGISTICS, INC., a Delaware corporation ("Comtrak"), HUB CITY TERMINALS, INC., a Delaware corporation ("Hub City" and, together with Comtrak, the "Purchasers"), HUB GROUP, INC., a Delaware corporation ("Parent"), INTERDOM PARTNERS, a general partnership organized under the laws of Illinois (the "Partnership"), COMMERCIAL CARTAGE, INC., a Nevada corporation (the "Company"), PRIDE LOGISTICS, L.L.C., an Illinois limited liability company (the "LLC" and, together with the Partnership and the Company, "Sellers"), INTERDOM, INC., an Illinois corporation ("Interdom"), MIDAS INVESTMENTS OF NAPLES, INC., a Florida corporation ("Midas" and, together with Interdom, the "Partners"), Richard K. Rudie, an individual residing in Palos Heights, Illinois ("Rudie"), and Dennis Calvanese, an individual residing in Oak Brook, Illinois ("Calvanese" and, together with Rudie, the "Principal Stockholders"), Steven Kranz, an individual residing in Mooresville, North Carolina ("Kranz" and, collectively with the Principal Stockholders, the "Stockholders"), MAUNEY CONSULTANTS, LTD., an Illinois corporation ("Mauney Consultants"), and BOGFID, INC., an Illinois corporation ("BOGFID" and, together with Mauney Consultants, the "Members").

RECITALS:

A.           Each of the Company and the LLC engages in, and arranges for, the transportation of goods in interstate and intrastate commerce as a common carrier, contract carrier and broker pursuant to permits issued by various federal and state authorities (respectively, the "Company's Business" and the "LLC's Business") and the Partnership engages in the provision of intermodal services to the shipping industry (the "Partnership's Business" and, together with the Company's Business and the LLC's Business, the "Business").

B.           Sellers desire to sell the Business and substantially all of their assets and properties and Purchasers desire to acquire the Business and substantially all of the assets and properties of Sellers, on the terms and subject to the conditions hereinafter set forth.

C.           The Partners own, beneficially and of record, all of the outstanding partnership interests of the Partnership; Rudie owns, beneficially and of record, 96.7% of the outstanding capital stock of Interdom; and Calvanese owns, beneficially and of record, all of the outstanding capital stock of Midas.

D.           Collectively, the Stockholders own, beneficially and of record, all of the outstanding capital stock of the Company; and the Principal Stockholders together own, beneficially and of record, 98% of the outstanding capital stock of the Company.

E.           Collectively, the Members own, beneficially and of record, all of the outstanding membership interests of the LLC; W. Lee Mauney, an individual residing in New Lenox, Illinois ("Mauney") owns, beneficially and of record, all of the outstanding capital stock of Mauney Consultants; and collectively, Rudie, Kranz, J. Michael O'Brien, an individual residing in Holmdel, New Jersey, Chris Elder, an individual residing in Hinsdale, Illinois, Steve Novak, an individual residing in Batavia, Illinois, Mary Jane Agnew, an individual residing in Los Alamitos, California, and Bob Shirey, an individual residing in Chicago, Illinois, own, beneficially and of record, all of the outstanding capital stock of BOGFID.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1  Previously Defined Terms.  Each term defined in the first paragraph or Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2  Definitions.  Whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

"Accounts Receivable" means the Company Accounts Receivable, the Partnership Accounts Receivable and the LLC Accounts Receivable.

"Adjustment Report" - As defined in Section 2.4(b).

"Adverse Consequences" means all allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all reasonable accounting and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

"Affiliate" means a Person which, directly or indirectly, is controlled by, controls, or is under common control with, another Person.  As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any individual, the immediate family members thereof shall be deemed Affiliates of such individual.

"Alternative Proposal" - As defined in Section 5.3(s).

"Assumed Liabilities" means the Company Assumed Liabilities, the Partnership Assumed Liabilities and the LLC Assumed Liabilities.

"Assumed Taxes" means (i) real and personal property Taxes related to the Purchased Assets to the extent that such Taxes are not yet due and payable on or before the Closing Date and have been reserved for as a Current Liability on the Final Closing Balance Sheet; and (ii) withholdings, payroll, employment, social security or similar Taxes related to the Transferred Employees to the extent such Taxes are not yet due and payable on or before the Closing Date and have been reserved for as a Current Liability on the Final Closing Balance Sheet.

"Base Purchase Price" means $24,467,168.

"Benefit Plans" - As defined in Section 7.18(b).

"BOGFID" - As defined in the introductory paragraph to this Agreement.

"Business"  - As defined in the Recitals.

"Business Day" means any day other than a Saturday or Sunday or other day on which banks in Chicago, Illinois are authorized or required to be closed.

"Business EBITDA" means, for any Earnout Period, the combined income of the Business before interest, income taxes, depreciation and amortization for such Earnout Period, calculated in accordance with GAAP and based on the same accounting principles and procedures applied in the preparation of Sellers' Most Recent Year-End Financial Statements.  The parties hereto acknowledge and agree that (a) Business EBITDA shall not include any gain or loss on the sale of equipment or investments and (b) Business EBITDA shall not include any income or gain attributed to the write-off of accounts payable.

"Business EBITDA Shortfall" - As defined in Section 2.3(c)(ii).

"Calvanese" - As defined in the introductory paragraph to this Agreement.

"Cap" - As defined in Section 12.5(b).

"Cash" means the Company Cash and the Partnership Cash.

"Cash Purchase Price" - As defined in Section 2.2(a).

"Catch-Up Payment" - As defined in Section 2.3(c)(iii).

"CERCLA" - As defined in clause (i) of the definition of Hazardous Material.

"Claim Notice" - As defined in Section 12.3(a).

"Claimed Amount" - As defined in Section 12.3(a).

"Closing" - As defined in Section 3.1.

"Closing Accounts Receivable" means all Accounts Receivable outstanding as of the Closing Date.

"Closing Date" - As defined in Section 3.1.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

"Code" means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

"Company" - As defined in the introductory paragraph to this Agreement.

"Company Accounts Receivable" - As defined in clause (ii) of the definition of Company Purchased Assets.

"Company Assumed Liabilities" - As defined in Section 2.6(a).

"Company Cash" - As defined in clause (i) of the definition of Company Purchased Assets.

"Company Prepaids" - As defined in clause (iii) of the definition of Company Purchased Assets.

"Company Purchased Assets" means the Company's Business and, except for the Company Retained Assets, all assets, rights and properties owned by the Company on the Closing Date, whether or not carried and reflected on the books of the Company, including the following:

(i)  All cash and cash equivalents and marketable securities of the Company (collectively, "Company Cash");

(ii)  All accounts, notes, contract and other receivables of the Company (collectively, "Company Accounts Receivable");

(iii)  All deposits and advances, prepaid expenses and other prepaid items of the Company, to the extent the foregoing are transferable to Comtrak and the full amount thereof is realizable by Comtrak after the Closing, but not including any prepaid insurance, taxes and licenses (collectively, "Company Prepaids");

(iv)  All tangible assets, including vehicles and other transportation equipment, machinery, equipment, tools, spare parts, operating supplies, furniture and office equipment, fixtures, leasehold improvements, telephone systems, telecopiers, photocopiers and computer hardware of the Company, including all tangible assets listed in Section 7.7 of the Disclosure Schedule;

(v)  All of the Company's right, title and interest in and to the Leased Real Property;

(vi)  All of the Company's right, title and interest in, to or under (A) the Contracts described in Section 7.12 of the Disclosure Schedule, (B) any executory Contracts of the Company which relate to the Company's Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12 of this Agreement; and (C) any executory Contracts entered into by the Company relating to the Company's Business after the date hereof in the Ordinary Course and in compliance with the terms and provisions of this Agreement;

(vii)  All of the Company's right, title and interest in and to the following intellectual property: the name "Commercial Cartage" and all derivatives thereof; trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); domain names; licenses with respect to any of the foregoing; trade secrets, proprietary manufacturing information and know-how; computer software, inventions, inventors' notes, drawings and designs; customer and vendor lists and the goodwill associated with any of the foregoing, including any of the foregoing described in the Disclosure Schedule;

(viii)  All permits and licenses of the Company to the extent transferable or assignable to Comtrak;

(ix)  All of the Company's right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees;

(x)  All of the Company's files, papers, documents and records, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, logs, employment records and any other information reduced to writing;

(xi)  A copy of the Company's general ledgers and books of original entry;

(XII)  All other assets of the Company relating to the Company's Business wherever located; and

(xiii)  The Company's Business as a going concern.

"Company Retained Assets" means the following:

(i)  the Company's corporate seal, minute books and stock record books, the general ledgers and books of original entry, all tax returns and other tax records, reports, data, files and documents;

(ii)  all Company Accounts Receivable that are owed to it by the Partnership or the LLC, any other Affiliate of any Seller (including any Stockholder, Partner or Member) or any Retained Entity;

(iii)  all of the Company's right, title and interest in choses of action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees, but only to the extent related solely to another Company Retained Asset or a Company Retained Liability (and not related to any Company Purchased Asset or Company Assumed Liability);

(iv)  the Company's rights under this Agreement;

(v)  all of the Company's right, title and interest in any insurance policies, including those identified in Section 7.15 of the Disclosure Schedule, together with the right to make claims thereunder and to seek refunds of premiums paid on account thereof; and

(vi)  all of the Company's right, title and interest in, to and under the assets identified on Schedule 2.1.

"Company Retained Liabilities" - As defined in Section 2.7(a).

"Company's Business" - As defined in the Recitals.

"Company's Unaudited Financial Statements" - As defined in Section 6.1(b).

"Comtrak" - As defined in the introductory paragraph to this Agreement.

"Contract" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

"Controlling Party" - As defined in Section 12.3(d).

"Current Assets" means Sellers' combined Cash, Accounts Receivable and Prepaids; provided, that Current Assets does not include interest receivable, "due from Impact Transload", "due from Commercial Cartage", "investment in Intermodal MGMT Systems", "investment in IT & ITR", "loan to Regal Transportation", "due from Impact Transportation", "prepaid insurance", "insurance deposits" and "Computer Equipment" (as referenced in the Financial Statements) or any other Retained Assets.

"Current Liabilities" means those combined liabilities of Sellers that constitute trade and other normal operating payables and accrued expenses incurred in the Ordinary Course; provided, that Current Liabilities does not include any claims payable, "line of credit" or "due to Interdom" (as referenced in the Financial Statements) or other Retained Liabilities.

"Disclosure Schedule" means the letter dated even date herewith delivered to Purchasers by Sellers pursuant to Section 6.1(d) simultaneously with the execution and delivery of this Agreement.

"Disposition Period" - As defined in Section 15.5(e).

"Earnout Payment" - As defined in Section 2.3(c)(i).

"Earnout Payment Penalty" - As defined in Section 2.3(c)(ii).

"Earnout Period" - As defined in Section 2.3(c)(i).

"Environmental Claim" means any and all Adverse Consequences (including expenditures for investigation and remediation) incurred by reason of the presence, Release, threatened Release, handling or transportation of Hazardous Materials or otherwise related to a violation or alleged violation of Environmental Laws.

"Environmental Laws" means any and all Laws, permits, approvals, authorizations, Orders and other requirements having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:  (i) emissions, discharges, spills, releases or threatened releases of Hazardous Materials; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health, safety or the environment, including the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all state and local counterparts:  CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b), (c), (m) or (o) of the Code.

"Estimated Net Working Capital" - As defined in Section 2.3(a).

"Estimated Retained Earnings" - As defined in Section 2.3(a).

"Estimated Retained Earnings Adjustment Amount" means an amount equal to (i) the amount of the Estimated Retained Earnings, minus (ii) the amount by which the Estimated Net Working Capital is less than the Estimated Retained Earnings.

"Excess Business EBITDA" - As defined in Section 2.3(c)(iii).

"Final Closing Balance Sheet" - As defined in Section 2.4(d).

"Final Closing Statements" - As defined in Section 2.4(a).

"Final Net Working Capital" means the Net Working Capital as reflected on the Final Closing Balance Sheet.

"Final Net Working Capital Calculation" - As defined in Section 2.4(a).

"Final Retained Earnings" means the Retained Earnings as reflected on the Final Closing Balance Sheet.

"Final Retained Earnings Adjustment Amount" means an amount equal to (i) the amount of the Final Retained Earnings, minus (ii) the amount by which the Final Net Working Capital is less than the Final Retained Earnings.

"Final Retained Earnings Calculation" - As defined in Section 2.4(a).

"Final Statement of Earnings" - As defined in Section 2.4(a).

"Financial Statements" means the Partnership's Financial Statements, the Company's Unaudited Financial Statements, the LLC's Unaudited Financial Statements and the Interim Financial Statements.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

"Hazardous Material" means (i) all substances, wastes, pollutants, contaminants and materials (collectively, "Substances") regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA") the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S. C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (ii) all Substances with respect to which any Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (iii) petroleum and petroleum products and by products including crude oil and any fractions thereof; (iv) natural gas, synthetic gas, and any mixtures thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls ("PCBs").

"Hub City" - As defined in the introductory paragraph to this Agreement.

"Indebtedness" shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all guarantees of any of the items set forth in clauses (a) - (c) above.

"Indemnified Party" - As defined in Section 12.3(a).

"Indemnifying Party" - As defined in Section 12.3(a).

"Independent Auditors" - As defined in Section 2.4(c).

"Information" - As defined in Section 13.1.

"Interdom" - As defined in the introductory paragraph to this Agreement.

"Interdom Related Entities" - As defined in Section 5.7.

"Interim Balance Sheet" means, for each Seller, such Seller's balance sheet included in the Interim Financial Statements.

"Interim Balance Sheet Date" means March 31, 2007.

"Interim Financial Statements" - As defined in Section 6.1(c).

"IRS" means the Internal Revenue Service.

"Kranz" - As defined in the introductory paragraph to this Agreement.

"Law" means any law, statute, code, regulation, ordinance, rule, Order, or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

"Lease" - As defined in Section 7.9(b).

"Leased Real Property" - As defined in Section 7.9(b).

"Liabilities" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or other charges or rights of others of any kind or nature.

"LLC" - As defined in the introductory paragraph to this Agreement.

"LLC Accounts Receivable" - As defined in clause (ii) of the definition of LLC Purchased Assets.

"LLC Assumed Liabilities" - As defined in Section 2.6(c).

"LLC Cash" - As defined in clause (i) of the definition of LLC Purchased Assets.

"LLC Prepaids" - As defined in clause (iii) of the definition of LLC Purchased Assets.

"LLC Purchased Assets" means the LLC's Business and, except for the LLC Retained Assets, all assets, rights and properties owned by the LLC on the Closing Date, whether or not carried and reflected on the books of the LLC, including the following:

(i)  All cash and cash equivalents and marketable securities of the LLC (collectively, "LLC Cash");

(ii)  All accounts, notes, contract and other receivables of the LLC (collectively, "LLC Accounts Receivable");

(iii)  All deposits and advances, prepaid expenses and other prepaid items of the LLC, to the extent the foregoing are transferable to Comtrak and the full amount thereof is realizable by Comtrak after the Closing, but not including any prepaid insurance, taxes and licenses (collectively, "LLC Prepaids");

(iv)  All tangible assets, including vehicles and other transportation equipment, machinery, equipment, tools, spare parts, operating supplies, furniture and office equipment, fixtures, leasehold improvements, telephone systems, telecopiers, photocopiers and computer hardware of the LLC, including all tangible assets listed in Section 7.7 of the Disclosure Schedule;

(v)  All of the LLC's right, title and interest in and to the Leased Real Property;

(vi)  All of the LLC's right, title and interest in, to or under (A) the Contracts described in Section 7.12 of the Disclosure Schedule, (B) any executory Contracts of the LLC which relate to the LLC's Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12 of this Agreement; and (C) any executory Contracts entered into by the LLC relating to the LLC's Business after the date hereof in the Ordinary Course and in compliance with the terms and provisions of this Agreement;

(vii)  All of the LLC's right, title and interest in and to the following intellectual property: the name "Pride Logistics" and all derivatives thereof; trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); domain names; licenses with respect to any of the foregoing; trade secrets, proprietary manufacturing information and know-how; computer software, inventions, inventors' notes, drawings and designs; customer and vendor lists and the goodwill associated with any of the foregoing, including any of the foregoing described in the Disclosure Schedule;

(viii)  All permits and licenses of the LLC to the extent transferable or assignable to Comtrak;

(ix)  All of the LLC's right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees;

(x)  All of the LLC's files, papers, documents and records, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, logs, employment records and any other information reduced to writing;

(xi)  A copy of the LLC's general ledgers and books of original entry;

(XII)  All other assets of the LLC relating to the LLC's Business wherever located; and

(xiii)  The LLC's Business as a going concern.

"LLC Retained Assets" means the following:

(i)  the LLC's record books, the general ledgers and books of original entry, all tax returns and other tax records, reports, data, files and documents;

(ii)  all LLC Accounts Receivable that are owed to it by the Company or the Partnership, any other Affiliate of any Seller (including any Stockholder, Partner or Member) or any Retained Entity;

(iii)  all of the LLC's right, title and interest in choses of action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees, but only to the extent related solely to another LLC Retained Asset or a LLC Retained Liability (and not related to any LLC Purchased Asset or LLC Assumed Liability);

(iv)  the LLC's rights under this Agreement;

(v)  all of the LLC's right, title and interest in any insurance policies, including those identified in Section 7.15 of the Disclosure Schedule, together with the right to make claims thereunder and to seek refunds of premiums paid on account thereof; and

(vi)  all of the LLC's right, title and interest in, to and under the assets identified on Schedule 2.1.

"LLC Retained Liabilities" - As defined in Section 2.7(c).

"LLC's Business" - As defined in the Recitals.

"LLC's Unaudited Financial Statements" - As defined in Section 6.1(c).

"Material Adverse Change" means a change that is, or could reasonably be expected to be, materially adverse to (a) the results of operations, financial condition, business, prospects, rights, properties, assets or liabilities of Sellers, (b) Sellers' relations with their management, employees, drivers, creditors, suppliers, customers, regulators, insurers or others having business relationships with Sellers, or (c) the ability of any Seller to consummate the transactions contemplated hereby or perform its obligations hereunder; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: (i) any adverse change or development relating to the United States financial, banking or securities markets or (ii) national or international political or social conditions.

"Mauney" - As defined in the Recitals.

"Mauney Consultants" - As defined in the introductory paragraph to this Agreement.

"Maximum Aggregate Earnout Payments" - As defined in Section 2.3(c).

"Maximum Annual Earnout Payment" means, for either Earnout Period, an amount equal to fifty percent (50%) of the Maximum Aggregate Earnout Payments, subject to the provisions of Section 2.3(c)(iii) regarding the "Catch-Up Payment".

"Members" - As defined in the introductory paragraph to this Agreement.

"Midas" - As defined in the introductory paragraph to this Agreement.

"Most Recent Year-End Balance Sheet" means, for the Partnership, the Partnership's special purpose balance sheet as of December 31, 2006, for the Company, the Company's unaudited balance sheet as of December 31, 2006, and, for the LLC, the LLC's unaudited balance sheet as of December 31, 2006.

"Most Recent Year-End Balance Sheet Date" means December 31, 2006.

"Most Recent Year-End Financial Statements" means, for each Seller, such Seller's financial statements as of, and for the year ended, December 31, 2006.

"Multiemployer Plan" - As defined in Section 7.18(a)(i).

"Net Working Capital" means the Current Assets minus the Current Liabilities, which shall be calculated in accordance with the accounting principles and methodology set forth in Exhibit B.

"Non-controlling Party" - As defined in Section 12.3(d).

"NS" - As defined in Section 7.20(c).

"Objection Notice" - As defined in Section 12.3(b).

"Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

"Ordinary Course" means the ordinary course of business of Sellers, consistent with past practice and custom.

"Parent" means Hub Group, Inc., a Delaware corporation.

"Partners" - As defined in the introductory paragraph to this Agreement.

"Partnership" - As defined in the introductory paragraph to this Agreement.

"Partnership Accounts Receivable" - As defined in clause (ii) of the definition of Partnership Purchased Assets.

"Partnership Assumed Liabilities" - As defined in Section 2.6(b).

"Partnership Cash" - As defined in clause (i) of the definition of Partnership Purchased Assets.

"Partnership Prepaids" - As defined in clause (iii) of the definition of Partnership Purchased Assets.

"Partnership Purchased Assets" means the Partnership's Business and, except for the Partnership Retained Assets, all assets, rights and properties owned by the Partnership on the Closing Date, whether or not carried and reflected on the books of the Partnership, including the following:

(i)  All cash and cash equivalents and marketable securities of the Partnership (collectively, "Partnership Cash");

(ii)  All accounts, notes, contract or other receivables of the Partnership (collectively, "Partnership Accounts Receivable");

(iii)  All deposits and advances, prepaid expenses and other prepaid items of the Partnership, to the extent the foregoing are transferable to Hub City and the full amount thereof is realizable by Hub City after the Closing, but not including any prepaid insurance, taxes and licenses (collectively, "Partnership Prepaids");

(iv)  All tangible assets, including vehicles and other transportation equipment, machinery, equipment, tools, spare parts, operating supplies, furniture and office equipment, fixtures, leasehold improvements, telephone systems, telecopiers, photocopiers and computer hardware, of the Partnership, including all tangible assets listed in Section 7.7 of the Disclosure Schedule;

(v)  All of the Partnership's right, title and interest in and to the Leased Real Property;

(vi)  All of the Partnership's right, title and interest in, to or under (A) the Contracts described in Section 7.12 of the Disclosure Schedule; (B) any executory Contracts of the Partnership which relate to the Partnership's Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12 of this Agreement; and (C) any executory Contracts entered into by the Partnership relating to the Partnership's Business after the date hereof in the Ordinary Course and in compliance with the terms and provisions of this Agreement;

(vii)  All of the Partnership's right, title and interest in and to the following intellectual property: the name "Interdom" and all derivatives thereof (including "Interdom Partners"); trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); domain names; licenses with respect to any of the foregoing; trade secrets, proprietary manufacturing information and know-how; computer software, inventions, inventors' notes, drawings and designs; customer and vendor lists and the goodwill associated with any of the foregoing, including any of the foregoing described in the Disclosure Schedule;

(viii)  All permits and licenses of the Partnership to the extent transferable or assignable to Hub City;

(ix)  All of the Partnership's right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees;

(x)  All of the Partnership's files, papers, documents and records, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, logs, employment records and any other information reduced to writing;

(xi)  A copy of the Partnership's general ledgers and books of original entry;

(XII)  All other assets of the Partnership relating to the Partnership's Business wherever located; and

(xiii)  The Partnership's Business as a going concern.

"Partnership Retained Assets" means the following:

(i)  the Partnership's record books, the general ledgers and books of original entry, all tax returns and other tax records, reports, data, files and documents;

(ii)  all Partnership Accounts Receivables that are owed to it by the Company or the LLC, any other Affiliate of any Seller (including any Stockholder, Partner or Member) or any Retained Entity;

(iii)  all of the Partnership's right, title and interest in choses of action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees, but only to the extent related solely to another Partnership Retained Asset or a Partnership Retained Liability (and not related to any Partnership Purchased Asset or Partnership Assumed Liability);

(iv)  the Partnership's rights under this Agreement;

(v)  all of the Partnership's right, title and interest in any insurance policies, including those identified in Section 7.15 of the Disclosure Schedule, together with the right to make claims thereunder and to seek refunds of premiums paid on account thereof;

(vi)  all of the membership interests of each Retained Entity;

(vii)  all of the Partnership's right, title and interest in, to and under the assets identified on Schedule 2.1; and

(viii)  all of the Partnership's right, title and interest in its sublease from National Distribution Agency, Inc. of premises located at 211 West Cutting Boulevard, Richmond, California.

"Partnership Retained Liabilities" - As defined in Section 2.7(b).

"Partnership's Audited Financial Statements" - As defined in Section 6.1(a).

"Partnership's Financial Statements" - As defined in Section 6.1(a).

"Partnership's Special Purpose Financial Statements" - As defined in Section 6.1(a).

"Partnership's Business" - As defined in the Recitals.

"Past Due Rate" means an interest rate equal to five percent (5%) per annum.

"PCBs" - As defined in clause (v) of the definition of Hazardous Material.

"Permits" - As defined in Section 7.16.

"Permitted Liens" means (a) liens for Taxes not yet due and payable, (b) landlord and lessor liens existing under the terms and conditions of leases of real or personal property, but not any such lien that has arisen or exists as a result of a default or breach by any Seller of any obligation thereunder or the failure of any condition thereunder to be satisfied and (c) liens on Retained Assets.

"Person" means any natural person, corporation, partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

"Prepaids" means the Company Prepaids, the Partnership Prepaids and the LLC Prepaids.

"Principal Stockholders" - As defined in the introductory paragraph to this Agreement.

"Proprietary Interest Protection and Non-Solicitation Agreements" means the Proprietary Interest Protection and Non-Solicitation Agreements substantially in the form of Exhibit C, to be entered into on the Closing Date between Parent and each of the Restricted Stock Grantees.

"Purchase Price" - As defined in Section 2.2.

"Purchased Assets" means the Company Purchased Assets, the Partnership Purchased Assets and the LLC Purchased Assets.

"Purchaser Indemnitees" - As defined in Section 12.1.

"Purchasers" - As defined in the introductory paragraph to this Agreement.

"Purchasers' ISO Business" - As defined in Section 15.8.

"Purchasers' Projected 2007 ISO Business" means an amount equal to the product of (i) the number of ISO shipments made by Purchasers' ISO Business during the six-month period ending June 30, 2007 multiplied by (ii) two (2).

"Related Business Assets" - As defined in Section 5.7.

"Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

"Response" - As defined in Section 12.3(b).

"Restricted Stock Agreements" means the Terms of Restricted Stock Award under Hub Group, Inc. 2002 Long-Term Incentive Plan in the form of Exhibit D, to be executed by Parent in favor of each of the Restricted Stock Grantees, pursuant to which Parent shall grant to the Restricted Stock Grantees on the Closing Date restricted shares of Parent's Class A Common Stock having an aggregate value equal to $1.0 million, in such proportion as may be mutually agreed prior to the Closing by Rudie and Parent, which shares shall vest ratably over the five years following the Closing Date, subject to the terms and conditions of the Restricted Stock Agreements.  The number of shares to be granted on the Closing Date will be determined based on the closing market price of such shares on the Business Day immediately preceding the Closing Date.

"Restricted Stock Grantees" means those employees of the Sellers that are mutually agreed by Rudie and Parent for the receipt of shares of Parent's restricted stock at the Closing.

"Retained Assets" means the Company Retained Assets, the Partnership Retained Assets and the LLC Retained Assets.

"Retained Business" means the business of the Retained Entities.

"Retained Earnings" means (i) for the Company, the "retained earnings" set forth on the Company's balance sheet, (ii) for the Partnership, an amount equal to the "current earnings," "capital - Midas" and "capital Interdom Inc." on the Partnership's balance sheet, and (iii) for the LLC, the "retained earnings" set forth on the LLC's balance sheet; provided, that in no event shall Retained Earnings include any revenues, gains, losses, costs or expenses of any Retained Business.

"Retained Entities" means Impact Transportation, LLC, a California limited liability company, Impact Transload & Rail, LLC, a California limited liability company, and Intermodal Management System, LLC, a New Jersey limited liability company; and "Retained Entity" means any one of such entities.

"Retained Liabilities" means the Company Retained Liabilities, the Partnership Retained Liabilities and the LLC Retained Liabilities.

"Rudie" - As defined in the introductory paragraph to this Agreement.

"Seller Bills of Sale" - As defined in Section 3.2(a).

"Seller Indemnitees" - As defined in Section 12.2.

"Sellers" - As defined in the introductory paragraph to this Agreement.

"Sellers' 401(k) Plans" - As defined in Section 14.1(c).

"Sellers' Knowledge" means the actual knowledge of Rudie, Calvanese, Kranz, Chris Elder, Mauney and each Restricted Stock Grantee in each case, after due inquiry and reasonable investigation.

"Sellers' Percentage Interest" means (a) with respect to payments attributed to the Base Purchase Price, for the Partnership, 93.57%, for the Company, 5.35%, and for the LLC, 1.08%, and (b) with respect to payments attributed to the Estimated Retained Earnings Adjustment Amount or the Final Retained Earnings Adjustment Amount, each Seller’s proportionate contribution of Retained Earnings (whether positive or negative) to such amount.

"Set-Off Notice" - As defined in Section 12.6.

"Settlement Date" - As defined in Section 2.4(d).

"Stockholder Employment and Non-Compete Agreement" means the Employment and Non-Compete Agreement, substantially in the form of Exhibit F, to be entered into on the Closing Date by Rudie and Hub City.

"Stockholders" - As defined in the introductory paragraph to this Agreement.

"Substances" - As defined in clause (i) of the definition of Hazardous Material.

"Target Business EBITDA" means, for an Earnout Period, the "Target Business EBITDA" indicated on Exhibit A for such Earnout Period; provided, however, that in the event Parent fails to combine at least fifty percent (50%) of Purchasers' Projected 2007 ISO Business with the Partnership's Business in calendar year 2008, the Target Business EBITDA for 2008 will be reduced by an amount equal to the product of (a) the Partnership's 2007 average operating income per shipment multiplied by (b) an amount equal to (i) fifty percent (50%) of Purchasers' Projected 2007 ISO Business minus (ii) the number of ISO shipments of Purchasers' ISO Business which are combined with the Partnership's Business in calendar year 2008.  If Rudie, in his capacity as an employee of Hub City or any of its Affiliates, objects to the conversion of any ISO shipments from Purchasers' ISO Business to the Partnership's Business, the number of ISO shipments that are the subject of such objection shall be deemed to be combined with the Partnership's Business solely for purposes of determining whether Parent has combined at least fifty percent (50%) of Purchaser's Projected 2007 ISO Business with the Partnership's Business in calendar year 2008.

"Tax Return" means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

"Taxes" means all taxes, charges, fees, duties (including custom duties), levies or other assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real and personal property (tangible and intangible), gaming, sales, use, franchise, capital, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, employment, environmental, capital stock, disability, severance, employee's income withholding, other withholding unemployment and Social Security taxes, which are imposed by any Governmental Authority, and other taxes, charges or fees assessed by any Governmental Authority, including any interest, penalties or additions to tax attributable thereto.

"Transferred Employees" - As defined in Section 14.1(a).

1.3  Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections and Exhibits shall mean and refer to Articles, Sections and Exhibits of this Agreement, (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person) and (g) "including" shall mean "including without limitation".

ARTICLE II

Purchase and Sale, Purchase Price,

Allocation and Other Related Matters

2.1  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, (a) the Company shall sell, assign, convey, transfer and deliver to Comtrak, and Comtrak shall acquire from the Company, the Company Purchased Assets, (b) the Partnership shall sell, assign, convey, transfer and deliver to Hub City, and Hub City shall acquire from the Partnership, the Partnership Purchased Assets and (c) the LLC shall sell, assign, convey, transfer and deliver to Comtrak, and Comtrak shall acquire from the LLC, the LLC Purchased Assets, in each case, free and clear of any Liens, other than Permitted Liens.  Notwithstanding anything herein to the contrary, the Company Retained Assets will be retained by the Company and not sold, assigned, conveyed, transferred or delivered to Comtrak hereunder, the Partnership Retained Assets will be retained by the Partnership and not sold, assigned, conveyed, transferred or delivered to Hub City hereunder and the LLC Retained Assets will be retained by the LLC and not sold, assigned, conveyed, transferred or delivered to Comtrak hereunder.

2.2  Purchase Price.  The aggregate purchase price (the "Purchase Price") payable by Purchasers to Sellers for the Purchased Assets shall be the following:

(a)  the sum of (i) the Base Purchase Price, plus or minus (ii) the Final Retained Earnings Adjustment Amount (with such sum being referred to herein as the "Cash Purchase Price"); and

(b)  the assumption by Purchasers at the Closing of the Assumed Liabilities in accordance with Section 2.6.

The Purchase Price shall be allocated between the Sellers in accordance with their respective Sellers' Percentage Interests.

2.3  Payment of the Purchase Price.  The Purchase Price shall be payable as follows:

(a)  Ten (10) Business Days prior to the Closing, Sellers shall provide to Purchasers (i) each Seller's then most recently completed balance sheet and statement of earnings for the portion of the fiscal year then ended, (ii) Sellers' calculation of the Net Working Capital as of the date of, and based on, such balance sheets (the "Estimated Net Working Capital"), (iii) Sellers' calculation of the Sellers' combined Retained Earnings as of the date of, and based on, such balance sheets and statements of earnings (the "Estimated Retained Earnings") and (iv) access to the appropriate personnel and all supporting financial statements, work sheets and other documentation used to determine the Estimated Net Working Capital and Estimated Retained Earnings that are reasonably requested by Purchasers.

(b)  On the Closing Date, Purchasers shall pay to Sellers an amount equal to the sum of (i) the product of (A) eighty percent (80%) multiplied by (B) the Base Purchase Price, plus or minus (ii) the Estimated Retained Earnings Adjustment Amount.

(c)  Purchasers shall pay Earnout Payments to Sellers in an aggregate amount not to exceed the product of (i) twenty percent (20%) multiplied by (ii) the Base Purchase Price (with such sum being referred to herein as the "Maximum Aggregate Earnout Payments") on the following terms and conditions:

(i)  for each of (A) calendar year 2007 and (B) calendar year 2008 (each, an "Earnout Period"), Purchasers shall make a cash payment (each, an "Earnout Payment") to Sellers based on the Business EBITDA for that Earnout Period;

(ii)  for each Earnout Period, (A) if the Business EBITDA for that Earnout Period is equal to or exceeds the Target Business EBITDA for such Earnout Period, the Earnout Payment shall be an amount equal to the Maximum Annual Earnout Payment for such Earnout Period, or (B) if the Business EBITDA for that Earnout Period is less than the Target Business EBITDA for that Earnout Period (a "Business EBITDA Shortfall"), the Earnout Payment shall be in an amount equal to (I) the Maximum Annual Earnout Payment for such Earnout Period minus (II) the product of (x) 2.0 and (y) the Business EBITDA Shortfall (the "Earnout Payment Penalty") (provided, that in no event shall the Earnout Payment calculated pursuant to this clause (B) be less than zero);

(iii)  if in the first Earnout Period, the Business EBITDA is less than the Target Business EBITDA for such Earnout Period, but the Business EBITDA in the second Earnout Period exceeds the Target Business EBITDA for the second Earnout Period ("Excess Business EBITDA"), Purchasers shall make a "catch-up" payment (a "Catch-Up Payment") to Sellers with respect to the first Earnout Period in an amount equal to the lesser of (I) the Earnout Payment Penalty for the first Earnout Period and (II) the product of (x) 2.0 and (y) the Excess Business EBITDA (an illustrative calculation of Earnout Payments and Catch-Up Payments is set forth on Schedule 2.3);

(iv)  if in the first Earnout Period, the Business EBITDA exceeds the Target Business EBITDA, such excess shall be added to the Business EBITDA for the second Earnout Period to determine whether the Target Business EBITDA for the second Earnout Period is reached;

(v)           for the purpose of calculating Earnout Payments and Catch-Up Payments, Business EBITDA shall include (A) income from the Business sold to Purchasers at Closing and (B) income from Purchasers' ISO Business, but only if Parent causes the Purchasers' ISO Business to be combined with the Partnership's Business, as contemplated by Section 15.8;

(vi)           notwithstanding anything in this Agreement to the contrary, in no event shall Purchasers be obligated to pay to Sellers aggregate Earnout Payments (including any Catch-Up Payment) in excess of the Maximum Aggregate Earnout Payments;

(vii)           the Earnout Payments and Catch-Up Payment, if any, are subject to set-off in accordance with Section 12.6;

(viii)                      for each Earnout Period, Purchasers shall make the Earnout Payment (and any Catch-Up Payment) within ten (10) days after Parent's public announcement of its financial results for such Earnout Period; and

(ix)           Purchasers shall provide Sellers with all supporting documentation reasonably requested by Sellers for purposes of verifying Purchasers' calculation of any Earnout Payment and Catch-Up Payment.  In the event Purchasers and Sellers disagree as to the amount of an Earnout Payment or Catch-Up Payment, such dispute shall be resolved in accordance with the procedures described in Section 2.4(c).

(d)           All payments to be made pursuant to this Section 2.3 shall be by the wire transfer of immediately available funds to an account designated by Sellers in writing and shall be allocated between Sellers in accordance with their Sellers' Percentage Interests.

2.4  Closing Balance Sheet.  (a)  Within ninety (90) days after the Closing, Purchasers shall provide to Sellers (i) a balance sheet of the Business based upon the Purchased Assets and Assumed Liabilities as of the Closing Date (the "Final Closing Balance Sheet"); (ii) a statement of earnings of the Business based upon the Purchased Assets and Assumed Liabilities for the portion of the fiscal year ending on the Closing Date (the "Final Statement of Earnings"); (iii) a calculation of the Net Working Capital as reflected on the Final Closing Balance Sheet (the "Final Net Working Capital Calculation"); (iv) a calculation of the Retained Earnings of the Business as reflected on the Final Closing Balance Sheet (the "Final Retained Earnings Calculation") and (v) access to the appropriate Purchaser personnel and all supporting financial statements, work sheets and other documentation used to make the Final Net Working Capital Calculation and the Final Retained Earnings Calculation that are reasonably requested by Sellers.  The Final Closing Balance Sheet, Final Statement of Earnings, Final Net Working Capital Calculation and Final Retained Earnings Calculation are collectively referred to herein as the "Final Closing Statements."

(b)  Within sixty (60) days after the Final Closing Statements are delivered to Sellers pursuant to Section 2.4(a), Sellers shall complete their examination thereof and shall deliver to Purchasers either (i) a written acknowledgement accepting the Final Closing Statements; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Final Closing Statements ("Adjustment Report").  If Sellers fail to respond to Purchasers within such sixty (60) day period, Sellers shall be deemed to have accepted and agreed to the Final Closing Statements as delivered pursuant to Section 2.4(a).

(c)  In the event Sellers and Purchasers fail to agree on any of Sellers' proposed adjustments contained in the Adjustment Report within thirty (30) days after Purchasers receive the Adjustment Report, then Sellers and Purchasers agree that a mutually acceptable nationally recognized independent accounting firm or other mutually acceptable nationally recognized financial services provider ("Independent Auditors") shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement.  Purchasers and Sellers shall use their commercially reasonable efforts to select the Independent Auditors within ten (10) days of the expiration of such period and to cause the Independent Auditors to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after submission of the dispute to the Independent Auditors.  The decision of the Independent Auditors shall be final and binding on Sellers and Purchasers.  The non-prevailing party shall pay the entire cost of the Independent Auditors' fees and expenses in connection with this Section 2.4(c).  The Independent Auditor shall determine whether the Sellers or the Purchasers are the non-prevailing party for purposes of the preceding sentence based on whether the Sellers' or the Purchasers' position on the disputed items are different in aggregate amount from the Independent Auditor's final determination of the same.

(d)  The term "Final Closing Balance Sheet" as that term has been hereinbefore and will be hereinafter used, shall mean the Final Closing Balance Sheet delivered pursuant to Section 2.4(a), as adjusted, if at all, pursuant to this Section 2.4.  The date on which the Final Closing Statements are finally determined pursuant to this Section 2.4 shall hereinafter be referred to as the "Settlement Date."

2.5  Purchase Price Settlement.  (a)  In the event the Final Retained Earnings Adjustment Amount is less than the Estimated Retained Earnings Adjustment Amount, then Sellers shall pay to Purchasers within five (5) days after the Settlement Date an amount equal to such deficiency.

(b)  In the event the Final Retained Earnings Adjustment Amount is more than the Estimated Retained Earnings Adjustment Amount, then, within five (5) days after the Settlement Date, Purchasers shall pay to the Sellers an amount equal to such excess in accordance with their respective Sellers' Percentage Interests.

(c)  Any payment required pursuant to Section 2.5(a) or 2.5(b) shall be by the transfer of immediately available funds for credit to the recipient at a bank account designated by the recipient in writing.

2.6  Assumed Liabilities.

(a)  As additional consideration for the purchase of the Company Purchased Assets, Comtrak shall, at the Closing, by its execution and delivery of an Assumption Agreement, assume, agree to perform, and in due course pay and discharge, only the following obligations and liabilities of the Company relating to the Company's Business (collectively, the "Company Assumed Liabilities"):

(i)  The Company's trade and other normal operating payables and accrued expenses incurred in the Ordinary Course, but only to the extent reflected or reserved for on the Final Closing Balance Sheet as Current Liabilities and only to the extent of the monetary amount of such payables and expenses so reflected or otherwise approved in writing by Comtrak;

(ii)  The obligations and liabilities of the Company arising after the Closing Date under (A) Contracts described in Section 7.12 of the Disclosure Schedule; (B) any executory Contracts which relate to the Company's Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12(a) of this Agreement; and (C) executory Contracts entered into by the Company relating to the Company's Business after the date hereof in compliance with the terms and provisions of this Agreement; provided, however, Comtrak is not assuming any Liabilities of the Company in respect of a breach of or default by the Company under any such Contracts which shall occur prior to the Closing;

(iii)  any liability for Assumed Taxes relating to the Company's Business; and

(iv)  any penalties or interest required to be paid under any Contract that is a Company Purchased Asset as a result of any default thereunder by Comtrak after the Closing.

(b)  As additional consideration for the purchase of the Partnership Purchased Assets, Hub City shall, at the Closing, by its execution and delivery of an Assumption Agreement, assume, agree to perform, and in due course pay and discharge, only the following obligations and liabilities of the Partnership relating to the Partnership's Business (collectively, the "Partnership Assumed Liabilities"):

(i)  The Partnership's trade and other normal operating payables and accrued expenses incurred in the Ordinary Course, but only to the extent reflected or reserved for on the Final Closing Balance Sheet as Current Liabilities and only to the extent of the monetary amount of such payables and expenses so reflected or otherwise approved in writing by Hub City;

(ii)  The obligations and liabilities of the Partnership arising after the Closing Date under (A) Contracts described in Section 7.12 of the Disclosure Schedule; (B) any executory Contracts which relate to the Partnership's Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12(a) of this Agreement; and (C) executory Contracts entered into by the Partnership relating to the Partnership's Business after the date hereof in compliance with the terms and provisions of this Agreement; provided, however, Hub City is not assuming any Liabilities of the Partnership in respect of a breach of or default by the Partnership under any such Contracts which shall occur prior to the Closing;

(iii)  any liability for Assumed Taxes relating to the Partnership's Business; and

(iv)  any penalties or interest required to be paid under any Contract that is a Partnership Purchased Asset as a result of any default thereunder by Hub City after the Closing.

(c)  As additional consideration for the purchase of the LLC Purchased Assets, Comtrak shall, at the Closing, by its execution and delivery of an Assumption Agreement, assume, agree to perform, and in due course pay and discharge, only the following obligations and liabilities of the LLC relating to the LLC's Business (collectively, the "LLC Assumed Liabilities"):

(i)  The LLC's trade and other normal operating payables and accrued expenses incurred in the Ordinary Course, but only to the extent reflected or reserved for on the Final Closing Balance Sheet as Current Liabilities and only to the extent of the monetary amount of such payables and expenses so reflected or otherwise approved in writing by Comtrak;

(ii)  The obligations and liabilities of the LLC arising after the Closing Date under (A) Contracts described in Section 7.12 of the Disclosure Schedule; (B) any executory Contracts which relate to the LLC's Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12(a) of this Agreement; and (C) executory Contracts entered into by the LLC relating to the LLC's Business after the date hereof in compliance with the terms and provisions of this Agreement; provided, however, Comtrak is not assuming any Liabilities of the LLC in respect of a breach of or default by the LLC under any such Contracts which shall occur prior to the Closing;

(iii)  any liability for Assumed Taxes relating to the LLC's Business; and

(iv)  any penalties or interest required to be paid under any Contract that is a LLC Purchased Asset as a result of any default thereunder by Comtrak after the Closing.

2.7  Retained Liabilities.

(a)  Comtrak shall not assume or pay any, and the Company shall continue to be responsible for each, Liability of the Company whether or not relating to the Company's Business, not expressly assumed by Comtrak in Section 2.6(a) (collectively, the "Company Retained Liabilities").  Specifically, without limiting the foregoing, the Company Retained Liabilities shall include the following:

(i)  any Indebtedness or bank over-draft of the Company;

(ii)  any legal or administrative action pending, including Environmental Claims, as of the Closing Date, notwithstanding the disclosure thereof in the Disclosure Schedule, or any subsequent claim, action, suit or proceeding arising out of or relating to (A) such pending matters, (B) any other event occurring on or prior to the Closing Date, or (C) resulting from the Company's conduct of the Company's Business;

(iii)  any Liability to the extent arising out of or relating to the Company Retained Assets;

(iv)  any Liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) of the Company for Taxes (including all income Taxes incurred on, after, or before the Closing Date) that are unrelated to the Company Purchased Assets, the Company's Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Closing Balance Sheet) and any liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) for Taxes (other than Assumed Taxes) for periods (or portions thereof) ending on the Closing Date that are related to the Company Purchased Assets, the Company's Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Closing Balance Sheet);

(v)  any Liability arising from claims, proceedings or causes of action resulting from property damage (including cargo claims) or personal injuries (including death) caused by services rendered by the Company prior to Closing, notwithstanding the disclosure thereof in the Disclosure Schedule;

(vi)  any Liability arising from guarantees, warranty claims or other Contract terms with respect to services rendered by the Company prior to Closing;

(vii)  any accrued insurance charges or insurance claims, retroactive insurance rate adjustments or insurance premiums payable for pre-Closing periods; and

(viii)  any amounts payable to the Partnership or the LLC, any other Affiliate of any Seller (including any Stockholder, Partner or Member) or any Retained Entity.

(b)  Hub City shall not assume or pay any, and the Partnership shall continue to be responsible for each, Liability of the Partnership whether or not relating to the Partnership's Business, not expressly assumed by Hub City in Section 2.6(b) (collectively, the "Partnership Retained Liabilities").  Specifically, without limiting the foregoing, the Partnership Retained Liabilities shall include the following:

(i)  any Indebtedness or bank over-draft of the Partnership;

(ii)  any legal or administrative action, including Environmental Claims, as of the Closing Date, notwithstanding the disclosure thereof in the Disclosure Schedule, or any subsequent claim, action, suit or proceeding arising out of or relating to (A) such pending matters, (B) any other event occurring on or prior to the Closing Date, or (C) resulting from the Partnership's conduct of the Partnership's Business;

(iii)  any Liability to the extent arising out of or relating to the Partnership Retained Assets;

(iv)  any Liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) of the Partnership for Taxes (including all income Taxes incurred on, after, or before the Closing Date) that are unrelated to the Partnership Purchased Assets, the Partnership's Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Closing Balance Sheet) and any liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) for Taxes (other than Assumed Taxes) for periods (or portions thereof) ending on the Closing Date that are related to the Partnership Purchased Assets, the Partnership's Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Closing Balance Sheet);

(v)  any Liability arising from claims, proceedings or causes of action resulting from property damage (including cargo claims) or personal injuries (including death) caused by services rendered by the Partnership prior to Closing, notwithstanding the disclosure thereof in the Disclosure Schedule;

(vi)  any Liability arising from guarantees, warranty claims or other Contract terms with respect to services rendered by the Partnership prior to Closing;

(vii)  any accrued insurance charges or insurance claims, retroactive insurance rate adjustments or insurance premiums payable for pre-Closing periods; and

(viii)  any amounts payable to the Company or the LLC, any other Affiliate of any Seller (including any Stockholder, Partner or Member) (provided, that Hub City shall assume those accounts payable to the Retained Entities to the extent such payables are included in the Final Closing Balance Sheet as Current Liabilities).

(c)  Comtrak shall not assume or pay any, and the LLC shall continue to be responsible for each, Liability of the LLC whether or not relating to the LLC's Business, not expressly assumed by Comtrak in Section 2.6(c) (collectively, the "LLC Retained Liabilities").  Specifically, without limiting the foregoing, the LLC Retained Liabilities shall include the following:

(i)  any Indebtedness or bank over-draft of the LLC;

(ii)  any legal or administrative action pending, including Environmental Claims, as of the Closing Date, notwithstanding the disclosure thereof in the Disclosure Schedule, or any subsequent claim, action, suit or proceeding arising out of or relating to (A) such pending matters, (B) any other event occurring on or prior to the Closing Date, or (C) resulting from the LLC's conduct of the LLC's Business;

(iii)  any Liability to the extent arising out of or relating to the LLC Retained Assets;

(iv)  any Liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) of the LLC for Taxes (including all income Taxes incurred on, after, or before the Closing Date) that are unrelated to the LLC Purchased Assets, the LLC's Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Closing Balance Sheet) and any liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) for Taxes (other than Assumed Taxes) for periods (or portions thereof) ending on the Closing Date that are related to the LLC Purchased Assets, the LLC's Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Closing Balance Sheet);

(v)  any Liability arising from claims, proceedings or causes of action resulting from property damage (including cargo claims) or personal injuries (including death) caused by services rendered by the LLC prior to Closing, notwithstanding the disclosure thereof in the Disclosure Schedule;

(vi)  any Liability arising from guarantees, warranty claims or other Contract terms with respect to services rendered by the LLC prior to Closing;

(vii)  any accrued insurance charges or insurance claims, retroactive insurance rate adjustments or insurance premiums payable for pre-Closing periods; and

(viii)  any amounts payable to the Partnership or the Company, any other Affiliate of any Seller (including any Stockholder, Partner or Member) or any Retained Entity.

2.8  Accounts Receivable Guarantee and Return.

(a)  Purchasers may elect to return to Sellers any of the Closing Accounts Receivable which remain uncollected one hundred twenty (120) days after the Closing Date.  Subject to Section 2.8(b) below, Sellers shall pay to the applicable Purchaser the aggregate amount of all uncollected Closing Accounts Receivable returned to Sellers within ten (10) days after the date of return of the uncollected Closing Accounts Receivable.

(b)  Purchasers agree to execute such bills of sale or other assignment documents reasonably necessary to effect a transfer to Sellers, without recourse, of the uncollected Closing Accounts Receivable returned to Sellers pursuant to this Section 2.8.

(c)  Purchasers agree that Transferred Employees designated by Rudie shall be assigned to attempt to collect the Closing Accounts Receivable after Closing, in addition to their other employment duties with Purchasers.  Purchasers agree to use commercially reasonable efforts to collect the Closing Accounts Receivable.  The parties agree "commercially reasonable efforts" shall not require Purchasers to retain any third parties (i.e., collection agencies or attorneys) to seek collection of the Closing Accounts Receivable.  To the extent either Purchaser receives a payment from an account debtor of a Closing Account Receivable who also has an account receivable owing to such Purchaser resulting from post-Closing transactions, such Purchaser agrees to apply such payment to the oldest invoice first unless such account debtor otherwise specifically designates the application of such payment.

2.9  Transfer Taxes.  Any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible stamp, or similar Taxes (collectively, "Transfer Taxes") imposed on, or resulting from, the transfer of any Purchased Assets (including those Transfer Taxes imposed on the Purchaser or the Purchased Assets) shall be paid equally by the Purchasers and the Sellers; provided, however, that Purchasers and Sellers agree to cooperate in good faith to take such reasonable steps as are necessary or appropriate to minimize the Transfer Taxes imposed on the sale of the Business and Purchased Assets as contemplated by this Agreement.  To the extent that any Purchaser or Seller is required to pay any Transfer Taxes, or incurs any out-of-pocket expenses in transferring title of any (or all) of the Purchased Assets, the Sellers or the Purchasers, as applicable, shall promptly reimburse such party for 50% of such Transfer Tax or out-of-pocket expense.  Purchasers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges, and, if required by applicable Law, the Sellers will join in the execution of any such Tax Returns and other documentation.

2.10  Allocation.  The parties hereto (a) mutually agree on the methodology for the allocation of the Purchase Price among the Purchased Assets and Related Business Assets set forth on Exhibit G for income tax purposes, and (b) acknowledge that the allocation methodology set forth on Exhibit G was the result of arms-length negotiations. The parties hereto agree that for income tax purposes they shall report the transactions contemplated by this Agreement in accordance with the allocation methodology set forth on Exhibit G.

ARTICLE III

Closing and Closing Date Deliveries

3.1  Closing.  The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets and Related Business Assets to Purchasers in exchange for the payment delivered to Sellers pursuant to Section 2.3 of this Agreement.  The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. local time on the fifth (5th) Business Day following the date upon which all of the conditions precedent set forth in Articles IX and X are satisfied or waived by the appropriate party hereto, subject to Article XI, or at such other place and time or on such other date as is mutually agreed to in writing by Sellers and Purchasers ("Closing Date").

3.2  Closing Deliveries by Sellers.  At the Closing, Sellers shall deliver to Purchasers:

(a)  A Bill of Sale and Assignment Agreement, substantially in the form of Exhibit H (the "Seller Bills of Sale"), as executed by each Seller; and all such other bills of sale, lease assignments, trademark assignments, copyright assignments, patent assignments, employee work product assignments, contract assignments, vehicle titles and other documents and instruments of sale, assignment, conveyance and transfer, as Purchasers may deem necessary or desirable;

(b)  A certificate of the Secretary or an Assistant Secretary of the Company certifying as to:  (i) the articles of incorporation of the Company, as certified by the Secretary of State of the State of Nevada not earlier than ten (10) days prior to the Closing Date; (ii) the by-laws, as amended, of the Company; (iii) resolutions of the Board of Directors and shareholders of the Company authorizing and approving the execution, delivery and performance by the Company of this Agreement and any agreements, instruments, certificates or other documents executed by the Company pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of the Company;

(c)  A certificate of the Partners certifying as to: (i) the partnership agreement of the Partnership; (ii) resolutions of the Partners authorizing and approving the execution, delivery and performance by the Partnership of this Agreement and any agreements, instruments, certificates and other documents executed by the Partnership pursuant to this Agreement; and (iii) the incumbency and signatures of the officers of the Partnership;

(d)  A certificate of the Secretary or an Assistant Secretary of the LLC certifying as to:  (i) the articles of organization of the LLC, as certified by the Secretary of State of the State of Illinois not earlier than ten (10) days prior to the Closing Date; (ii) the limited liability company agreement, as amended, of the LLC; (iii) resolutions of the Members of the LLC authorizing and approving the execution, delivery and performance by the LLC of this Agreement and any agreements, instruments, certificates or other documents executed by the LLC pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of the LLC;

(e)  A certificate of the Secretary of State of the state of incorporation or organization (as applicable) and of each other state set forth in Section 7.1 of the Disclosure Schedule, in each case as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing and foreign qualification of Sellers in such states;

(f)  A certificate, dated the Closing Date, executed by the appropriate officers of each Seller, required by Section 9.2;

(g)  The opinion of Gordon & Rappold LLC, counsel for Sellers, dated the Closing Date, with respect to the matters set forth in Exhibit I;

(h)  The consents, authorizations and approvals of the Governmental Authorities and other Persons set forth in Schedule 9.5, together with any and all other consents, authorizations and approvals of other Persons under additional Contracts identified in Section 7.3(b) of the Disclosure Schedule that have been obtained by Sellers as of the Closing;

(i)  With respect to each Lease, a Landlord Consent and Estoppel Certificate substantially in the form of Exhibit J executed by the landlord thereunder;

(j)  The Proprietary Interest Protection and Non-Solicitation Agreements as executed by each of the Restricted Stock Grantees;

(k)  The Stockholder Employment and Non-Compete Agreement as executed by Rudie;

(l)  All documents necessary to amend each Seller's name to not include "Interdom", "Commercial Cartage", "Pride Logistics" or any derivative of any thereof or any other similar name (including "Interdom Partners"), which shall be duly executed and in a form that Purchasers may file in the state of formation of each such entity and in each other state in which such entity is qualified to transact business;

(m)  Such other documents as Purchasers may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article IX.

3.3  Closing Deliveries by Purchasers.  At the Closing, Purchasers shall deliver to Sellers:

(a)  The payment to be delivered by Purchaser pursuant to Section 2.3;

(b)  A certificate of the Secretary or an Assistant Secretary of each Purchaser certifying as to:  (i) the certificate of incorporation of such Purchaser, as certified by the Secretary of State of the State of Delaware not earlier than ten (10) days prior to the Closing Date; (ii) the by-laws, as amended, of such Purchaser; (iii) resolutions of the Board of Directors of such Purchaser authorizing and approving the execution, delivery and performance by such Purchaser of this Agreement and any agreements, instruments, certificates or other documents executed by such Purchaser pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of such Purchaser;

(c)  A certificate of the Secretary of State of Delaware, as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing of each Purchaser in the State of Delaware;

(d)  The certificate, dated the Closing Date, executed by the appropriate officer of each Purchaser, required by Section 10.2;

(e)  An Assumption Agreement executed by each Purchaser reflecting the assumption of the liabilities set forth in Section 2.6, substantially in the form of Exhibit K;

(f)  The Restricted Stock Agreements as executed by Parent;

(g)  The Proprietary Interest Protection and Non-Solicitation Agreements as executed by Parent;

(h)  The Stockholder Employment and Non-Compete Agreement as executed by Hub City; and

(i)  Such other documents as Sellers may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article X.

3.4  Cooperation.  Sellers and Purchasers shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV

Pre-Closing Filings

4.1  Government Filings.  Sellers and Purchasers covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Governmental Authorities all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby and (b) thereafter diligently pursue all consents or approvals from any such Governmental Authorities as may be necessary to consummate the transactions contemplated hereby.

ARTICLE V

Pre-Closing Covenants

5.1  Due Diligence Review.  Sellers, the Partners, the Principal Stockholders and the Members shall at all reasonable times prior to the Closing make the properties, assets, books and records, including supplier and customer lists, receivables records, equipment lists, accountants' work papers and reports, real estate and environmental records and reports, personnel records and all agreements, pertaining to the Business, the Purchased Assets and the Related Business Assets available for examination, inspection and review by Purchaser and its representatives.  As part of such examination, Purchasers may make such inquiries of such Persons having business relationships with each Seller, including customers, suppliers and employees, as Purchasers shall reasonably determine, upon reasonable notice to and with the prior consent of Rudie, which consent shall not be unreasonably withheld.  No such examination, inspection or review by Purchasers or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Sellers expressed in this Agreement.

5.2  Maintenance of Business and Notice of Changes.  (a)  Pending the Closing, each Seller shall, and the Partners, the Principal Stockholders and the Members shall cause each Interdom Related Entity that owns Related Business Assets to, (i) use all commercially reasonable efforts to preserve and protect the goodwill, rights, properties and assets of its Business and the Related Business Assets, to keep available to the Business and Purchasers the services of its employees, and to preserve and protect such Seller's relationships with its employees, creditors, suppliers, customers and others having business relationships with it; and (ii) consult with Purchasers regarding all significant developments, transactions and proposals relating to the Business, the Related Business Assets or the operations of such Seller.

(b)  Sellers shall give Purchasers prompt written notice of (i) any Material Adverse Change which occurs between the date hereof and the Closing Date, or (ii) any development or event that occurs between the date hereof and the Closing Date which causes a breach of any of the representations and warranties in Article VII.  Subject to Purchasers' right to terminate this Agreement pursuant to Section 11.1(d) by reason of such Material Adverse Change, development or event, the written notice pursuant to this Section 5.2(b) will be deemed to have (A) amended the Disclosure Schedule, and (B) qualified the representations and warranties contained in Article VII.

5.3  Pending Closing.  Without limiting the generality of Section 5.2(a), pending the Closing, Sellers shall, and with respect to clause (r) below the Partners, the Principal Stockholders and the Members shall, except as set forth in Section 5.3 of the Disclosure Schedule:

(a)  conduct and carry on its Business only in the Ordinary Course;

(b)  not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets of or used in connection with its Business, except for supplies purchased, sold or otherwise disposed of in the Ordinary Course;

(c)  not suffer or permit the creation of any Lien upon any of the Purchased Assets, other than in the Ordinary Course;

(d)  not waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value;

(e)  not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any employee of any Seller;

(f)  keep the tangible personal property used in the operation of the Business in good working order and repair, and replace any of it which shall be worn out, lost, stolen or destroyed;

(g)  not enter into, or become obligated under, any Contract with respect to the Business, except for any Contract (i) having a term of one (1) year or less, (ii) involving either a payment by or to a Seller of less than $25,000 and (iii) entered into in the Ordinary Course;

(h)  not change, amend, terminate or otherwise modify any Contract to which a Seller is a party other than in the Ordinary Course;

(i)  maintain in full force and effect with respect to the Business, policies of insurance of the same type, character and coverage as the policies currently carried and described in Section 7.15 of the Disclosure Schedule;

(j)  except as disclosed in Section 7.18 of the Disclosure Schedule, not make, or commit to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust (other than any such payment, contribution or award paid in cash by any Seller prior to the Closing);

(k)  refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach by any Seller of any Contract of such Seller;

(l)  not make any changes in its accounting systems, policies, principles or practices;

(m)  not make any loans, advances or capital contributions to, or investments in, any other Person;

(n)  not authorize or make any capital expenditures which individually or in the aggregate are in excess of $25,000;

(o)  not change its historical practice with respect to the payment of current liabilities or the collection of Accounts Receivable;

(p)  duly comply with all Laws, including Environmental Laws, applicable to the Business or Purchased Assets or as may be required for the valid and effective transfer and assignment of the Purchased Assets;

(q)  (i) for the LLC, furnish to Purchasers by June 15, 2007 an unaudited balance sheet as of April 30, 2007 and statement of income for the LLC for the portion of the fiscal year then ended, and (ii) for each of the Sellers, furnish to Purchasers within twenty-five (25) days after the end of each fiscal month, beginning with the month ending May 31, 2007, an unaudited balance sheet as of such month end and statement of income of each Seller for the portion of the fiscal year then ended;

(r)  (i) not directly, or indirectly through any of Sellers', the Partners', the Principal Stockholders' or the Members' Affiliates, directors, officers, employees, agents or advisors, solicit, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of stock or all or any material part of the assets or any business combination or change in control of any Seller or the Business (any thereof, an "Alternative Proposal"); (ii) deal exclusively with Purchasers with respect to the sale of the Business and the Purchased Assets; and (iii) notify Purchasers immediately upon receipt by any Seller, Partner, Principal Stockholder or Member or any Affiliate, director, officer, employee or agent thereof of any Alternative Proposal; or

(s)  not agree to do any of the items prohibited by Section 5.3(b), (c), (d), (e), (g), (h), (j), (k), (l), (m), (n), (o) or (r).

5.4  Consents.  Pending the Closing Date, Sellers shall proceed with all reasonable diligence and use all commercially reasonable efforts to obtain the written consent, authorization or approval to the consummation of this Agreement from all necessary Persons, including all consents, authorizations and approvals under the Contracts identified in Section 7.3 of the Disclosure Schedule (other than the Contract referenced on Schedule 12.1(f)).

5.5  Commercially Reasonable Efforts to Close.  (a)  Subject to the terms and conditions hereof, each party hereto covenants and agrees to use all commercially reasonable efforts to consummate the transactions contemplated hereby and will fully cooperate with the other parties hereto for such purpose.

(b)  Sellers agree to immediately notify Purchasers of any event, fact or circumstance of which any Seller becomes aware that could reasonably be expected to result in the failure of a condition set forth in Article IX or X to be satisfied and, if such condition is curable, to allow Purchasers a reasonable opportunity to satisfy such condition.

5.6  Pre-Closing Use of Names.

(a)  Sellers and Purchasers acknowledge that Purchasers will be required, prior to the Closing, to obtain certain licenses (including transportation licenses), permits, certifications and other approvals and authorizations from, and to make certain filings and registrations with and notifications and applications to, Governmental Authorities in order to conduct the Business from and after the Closing, including qualifications to transact business as a foreign entity in the jurisdictions in which the conduct of the Business so requires.

(b)  Solely for such purposes, the Partners, the Principal Stockholders, the Members and Sellers hereby grant, without charge, to Purchasers (or any permitted assignee hereunder) until the earlier of the Closing or 30 days following any termination of this Agreement pursuant to Article XI, the right to use the names "Interdom", "Interdom Partners", "Commercial Cartage" and "Pride Logistics" as part of its name and agrees that it shall provide to Purchasers such consent letters and other approvals regarding the use of the "Interdom", "Interdom Partners", "Commercial Cartage" and "Pride Logistics" names as are reasonably requested by Purchasers for such purposes.

(c)  In the event of any termination of this Agreement pursuant to Article XI, Purchasers shall, at its own expense, promptly take all actions necessary to eliminate all use by Purchasers (or any assignee thereof) of the names "Interdom", "Interdom Partners", "Commercial Cartage" and "Pride Logistics" and provide written evidence thereof to Sellers.

5.7  Transfer of Related Business Assets.  In partial consideration for the Purchase Price, the Partners, the Principal Stockholders  and the Members covenant and agree to, and further covenant and agree to cause each of their Affiliates, other than Sellers and other than Impact Transportation, LLC, Impact Transload & Rail, LLC and Intermodal Management System, LLC (collectively, the "Interdom Related Entities"), that owns or has a leasehold interest in or contract right to assets used in the Business (the "Related Business Assets") to (a) sell, assign, convey, transfer and deliver to Purchasers at the Closing the Related Business Assets held by such Interdom Related Entity and (b) execute and deliver all such bills of sale, agreements and other instruments as may be necessary or reasonably requested by Purchasers to effect the foregoing.  Without limiting the generality of the foregoing, the parties agree that (i) the Related Business Assets include any equipment lease held by an Interdom Related Party that covers equipment used in the Business, and (ii) the bills of sale, agreements and other instruments for the conveyance of any Related Business Assets shall include representations and warranties from any applicable Interdom Related Entity that are substantially similar to those set forth in Article VII.

5.8  Retained Entities Reconciliation.  By no later than the fifth (5th) Business Day prior to the Closing Date, the Partnership shall deliver to the Purchasers a schedule of all accounts receivable and accounts payable between the Retained Entities and the Sellers as of December 31, 2006 and a reconciliation of such schedule with the Partnership's Special Purpose Financial Statements.

ARTICLE VI

Financial Statements; Disclosure Schedule

6.1  Pre-Signing Deliveries.  On or prior to the date hereof, Sellers have delivered to Purchasers:

(a)  The (i) audited consolidated balance sheets of the Partnership as of December 31, 2004 and 2005 and the related audited consolidated statements of earnings and cash flows for the years then ended, together with the report thereon of Remy Vitale Maines, LLC, the Partnership's independent auditors (the "Partnership's Audited Financial Statements"), and (ii) the special purpose balance sheet of the Partnership as of December 31, 2006 and the related special purpose statements of earnings and changes in partners capital for the year then ended, together with the special purpose financial report thereon of Remy Vitale Maines, LLC, the Partnership's independent auditors (the "Partnership's Special Purpose Financial Statements" and, together with the Partnership's Audited Financial Statements, the "Partnership's Financial Statements");

(b)  The unaudited balance sheet of the Company as of December 31, 2004, 2005 and 2006 and the related unaudited statements of earnings and cash flows for the years then ended (the "Company's Unaudited Financial Statements");

(c)  The unaudited balance sheet of the LLC as of December 31, 2004, 2005 and 2006 and the related unaudited statements of earnings and cash flows for the years then ended (the "LLC's Unaudited Financial Statements"); and

(d)  The unaudited balance sheet of each of the Partnership and the Company as of the Interim Balance Sheet Date and the related unaudited statements of earnings and cash flows for the portion of the fiscal year then ended, as certified as true and complete by the chief financial officer of each such Seller (the "Interim Financial Statements").

(e)  A disclosure schedule (as amended, if at all, in accordance with Section 5.2(b), the "Disclosure Schedule") dated even date herewith addressed to Purchasers and signed by each Seller, accompanied or preceded by a copy of each Contract or plan or other document or instrument referred to in the Disclosure Schedule.

ARTICLE VII

Representations and Warranties of Sellers

Sellers represent and warrant to Purchasers (which representations and warranties shall survive the Closing regardless of what examinations, inspections, audits and other investigations Purchasers have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

7.1  Due Formation.  (a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  The Partnership is a general partnership duly formed and validly existing under the laws of the State of Illinois.  The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois.  No Seller is required to be qualified as a foreign entity in any jurisdiction, other than in the States set forth in Section 7.1 of the Disclosure Schedule and each Seller is so qualified and in good standing therein.  Each Seller has all requisite corporate or partnership power and authority to carry on the Business and to own and use the assets and properties owned and used by it.

(b)  The Partners own, beneficially and of record, all of the issued and outstanding partnership interests of the Partnership.  The Stockholders own, beneficially and of record, all of the issued and outstanding capital stock of the Company.  The Members own, beneficially and of record, all of the issued and outstanding membership interests of the LLC.

(c)  Other than the Retained Entities, no Seller owns or holds, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, limited liability company, joint venture or other entity.

7.2  Authority.  Each Seller has the corporate or partnership right and power to enter into, and perform its obligations under this Agreement and each other agreement delivered in connection herewith to which it is a party; and has taken all requisite corporate or partnership action to authorize the execution, delivery and performance of this Agreement and each such other agreement and the consummation of the sale of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly authorized, executed and delivered by such Seller and is binding upon, and enforceable against, such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

7.3  No Violations and Consents.  (a)  Neither the execution, delivery and performance of this Agreement by any Seller nor the consummation of the sale of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the articles of incorporation, partnership agreement or by-laws of such Seller, or any Law or Order, or any Contract or plan to which such Seller is a party or by which such Seller or any of the Purchased Assets is subject or bound; (ii) result in the creation of any Lien or other adverse interest upon any of the Purchased Assets; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Contract or plan to which such Seller is a party; or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract or plan to which such Seller is a party.

(b)  Except as set forth in Section 7.3 of the Disclosure Schedule, no consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by any Seller of this Agreement or the consummation of the transactions contemplated hereby.

7.4  Brokers.  Neither this Agreement nor the sale of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing any Seller or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

7.5  Required Assets.  All of the rights, properties and assets utilized or required by each Seller in connection with owning and operating the Business are (a) either owned by such Seller or licensed or leased to Seller under one of the Contracts conveyed to Purchaser under this Agreement; and (b) included in the Purchased Assets or the Related Business Assets (other than the Retained Assets).

7.6  Related Party Transactions.  Other than the Retained Entities and as set forth in Section 7.6 of the Disclosure Schedule, no Seller, Partner, Stockholder, Member or any of their Affiliates nor any of their respective stockholders, directors, officers or employees (a) owns five percent (5%) or more of any class of securities of, or has an equity interest of five percent (5%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business; (b) owns, or has any interest in, any right, property or asset which is utilized or required by a Seller in connection with owning or operating the Business; or (c) has any other business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business.  Without limiting the generality of the foregoing, Section 7.6 of the Disclosure Schedule sets forth a complete and accurate list of (i) each parcel of real property that any Seller leases from any Partner, Stockholder or Member or any Interdom Related Entity and (ii) each Contract between any Seller, on the one hand, and any Partner, Stockholder or Member or any Affiliate of any Seller, Partner, Stockholder or Member or any of their respective stockholders, directors, officers or employees, on the other hand.

7.7  Title to Purchased Assets.  (a)  On the Most Recent Year-End Balance Sheet Date, each Seller had, and on the date hereof such Seller has, good and marketable title to all of the Purchased Assets existing on such date free and clear of any Liens, other than Permitted Liens and Liens contemplated by this Agreement to be released upon the Closing.

(b)  At the Closing, each Seller shall, subject to the receipt of payment pursuant to Section 2.3(a), sell, assign, convey, transfer and deliver to Purchasers good and marketable title to all of the Purchased Assets free and clear of any Liens, other than Permitted Liens.

(c)  Set forth as Section 7.7 of the Disclosure Schedule is a true and complete list of all of each Seller's tangible personal property utilized or required by such Seller in connection with owning or operating the Business as of April 30, 2007, other than any item of such personal property having a cost basis of less than $1,000.

7.8  Condition of Assets.  Except as set forth in Section 7.8 of the Disclosure Schedule, all of the vehicles and other transportation equipment, machinery, equipment, tools and other tangible personal property included in the Purchased Assets have been well maintained and are in operating condition and repair, ordinary wear and tear excepted, and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of the Business or adversely affect the resale value thereof.

7.9  Real Property.  (a)  No Seller owns or has ever owned any real property or interests in real property, and no Seller has any outstanding option or right of first refusal to purchase any real property or interest therein.

(b)  Section 7.9 of the Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by any of the Sellers, licensed to any of the Sellers, or otherwise used or occupied by either of the Sellers for the operation of the Business (the "Leased Real Property", together with a true and complete list of all leases (including the parties thereto, annual rent, expiration date and location of the real property covered thereby), lease guaranties, subleases, licenses, easements, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (each, a "Lease").  The Sellers have provided to the Purchasers a true and complete copy of each Lease.  With respect to each such Lease: (i) the applicable Seller has a valid and assignable interest or estate in such Lease, free and clear of all Liens; (ii) such Lease is in full force and effect, valid and enforceable against the applicable Seller in accordance with its terms; (iii) such Lease constitutes the entire agreement to which the applicable Seller is a party with respect to the subject Leased Real Property; (iv) the applicable Seller has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; (v) the Leased Real Property and all facilities located thereon have received all Permits required in connection with the operation thereof and are in compliance with and have been operated and maintained in accordance with all applicable Laws, including any zoning Laws; (vi) the Sellers are not in receipt of any notice of default pursuant to such Lease, no rentals are past due and no condition exists that is or could be a default by any party under such Lease; (vii) the Closing will not affect the enforceability against any Person of such Lease or the rights of the Purchaser to the continued use and possession of the Leased Real Property for the conduct of business as currently conducted; and (viii) there are no other parties occupying, or with a right to occupy granted by the Sellers, the Leased Real Property.

(c)  All of the Leased Real Property, and all components of all improvements included within each Leased Real Property, including the roofs, foundations, walls and other structural elements thereof and the sprinkler and fire protection, heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in operating condition, working order and repair and do not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course with respect to the operation of the Leased Real Property.  The Leased Real Property is adequately serviced by all utilities utilized or necessary for the effective operations of the Business and have not, during the last two years, experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, telephone, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any electricity interruption due to storm damage) or other public services, including sanitary and industrial sewer services, utilized or required by any Seller in the operation of the Business at the Leased Real Property.

(d)  Each parcel of Leased Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road.

(e)  There are no claims, governmental investigations, litigation or proceedings which are pending or, to the Sellers' Knowledge, threatened against the Leased Real Property or any Seller with respect to the Leased Real Property.

(f)  No condemnation or eminent domain proceedings have been initiated by service of process on any Seller which relate to the Leased Real Property, and no such proceedings are, to Sellers' Knowledge, threatened or have been filed by any Governmental Authority with respect to the Leased Real Property.

(g)  No Seller has received written notice that any improvement on the Leased Real Property encroaches onto (i) a parcel of land not owned or leased by any Seller or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement or similar agreement.  To Sellers' Knowledge, no improvements on any parcel of property not owned or leased by any Seller encroaches onto the Leased Real Property.

(h)  No Seller is in default under or has breached, and the Leased Real Property is not in violation of, and no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a default by any Seller under any covenants, restrictions, rights-of-way, licenses, agreements or easements affecting title to or relating to the use of the Leased Real Property, and no such covenants, restriction, right-of-way, license, agreement or easement has impaired in any material way the right of any Seller to operate the Business at the Leased Real Property, nor has such Seller received any notice or, to Sellers' Knowledge, is there any fence dispute, boundary dispute, boundary line question, water dispute or drainage dispute concerning or affecting the Leased Real Property.

7.10  Litigation and Compliance with Laws.  (a)  Except as set forth in Section 7.10(a) of the Disclosure Schedule, there is no action at law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any Governmental Authority, pending or, to Sellers' Knowledge, threatened against or affecting any Seller or the Business, or any of the Purchased Assets or any Seller's right to own the Purchased Assets or operate the Business; and, to Sellers' Knowledge, there are no facts or contemplated events which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation.  No Seller or any of the Purchased Assets is subject to any Order.

(b)  There are no claims, actions, suits, proceedings or investigations pending or, to Sellers' Knowledge, threatened against any Seller with respect to this Agreement, or in connection with the transactions contemplated hereby.

(c)  Except as disclosed in Section 7.10(c) of the Disclosure Schedule, there is no labor trouble, dispute, grievance, controversy or strike pending or, to Sellers' Knowledge, threatened against Seller or affecting the Business.  No Seller is a party to or bound by any collective bargaining agreement or otherwise required to bargain with any union, or has any of them experienced within the last twenty-four months any strikes or other actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes.  No organizational effort has been made or threatened by any employee or by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four months with respect to employees of any Seller.  To Sellers' Knowledge, no Seller has committed any material unfair labor practice or violated any applicable Laws within the last twenty-four months relating to employment or employment practices or termination of employment, including those relating to wages and hours, discrimination in employment, occupational health and safety, and collective bargaining.  Except as set forth in Section 7.10(c) of the Disclosure Schedule, there is no pending or, to Sellers' Knowledge, threatened charge or complaint against any Seller involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency.

(d)  No Seller owns or operates, or has owned or operated, the Business or the Purchased Assets, in violation of any Law, other than traffic and highway violations incurred in the Ordinary Course.

7.11  Intellectual Property.  (a)  Section 7.11 of the Disclosure Schedule sets forth the true and complete schedule of all trade names, trademarks, trademark registrations, trademark applications, domain names; servicemarks, servicemark registrations, servicemark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates) and any licenses or sublicenses with respect to the foregoing which are utilized or required in the conduct of the Business. All registrations listed in the Disclosure Schedule are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Except as set forth in Section 7.11 of the Disclosure Schedule, no licenses, sublicenses, covenants or agreements have been granted or entered into by any Seller in respect of any of such trade names, trademarks, servicemarks, copyrights or patents or any applications therefor.

(b)  There are no patents, trademarks, trade names, servicemarks or copyrights necessary for the conduct of the Business as presently operated, except those included in the Purchased Assets.

(c)  There is not now and has not been any written claim received by Sellers during the past three (3) years asserting any infringement, misuse or misappropriation by any Seller of any patent, trademark, trade name, servicemark, copyright or trade secret and which is owned or licensed by any third party, and there is not now any existing or, to Sellers' Knowledge, threatened claim against any Seller of infringement, misuse or misappropriation of any patent, trademark, trade name, servicemark, copyright or trade secret.

(d)  There is no pending or threatened claim by any Seller against others for infringement, misuse or misappropriation of any patent, trademark, trade name, servicemark, copyright or trade secret owned or licensed by any Seller and which is utilized or required in the conduct of the Business.

(e)  No stockholder, officer, director, employee or Affiliate of any Seller owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, servicemark, trade name, brand name or copyright or application therefor (i) which such Seller is presently using in the conduct of the Business; (ii) the use of which is necessary for the Business; or (iii) which pertains to the Business.

7.12  Contracts.  (a)  Section 7.12 of the Disclosure Schedule contains a true and complete list and description of all personal property leases, Leases, and all other Contracts, to which any Seller is a party and relating to the Purchased Assets or operation of the Business, except (i) purchase and sale commitments entered into in the Ordinary Course and involving payments to or by such Seller of $25,000 or less, (ii) Contracts which may be terminated by such Seller on ten (10) days or less written notice without penalty to such Seller; or (iii) Contracts which have a term of one (1) year or less and involve payment by or to Seller of $25,000 or less.

(b)  All Leases or other Contracts to be transferred, assigned or conveyed to Purchasers under this Agreement are valid, binding and enforceable against the applicable Seller party thereto and, to Sellers' Knowledge, the other parties thereto in accordance with their terms.  Upon consummation of the Closing, each Lease and other Contract shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation, penalty or other adverse consequence.

(c)  No Seller or, to Sellers' Knowledge, any other Person is in breach of, or default under, any Lease or other Contract to be conveyed to Purchasers under this Agreement, and no event or action has occurred, is pending, or, to Sellers' Knowledge, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, could constitute or result in a breach by any Seller, or to Sellers' Knowledge, any other Person, or a default by any Seller, or, to Sellers' Knowledge, any other Person, under any Lease or other Contract to be conveyed to Purchasers under this Agreement.

7.13  Financial Statements and Related Matters.  (a)  Except as set forth on Section 7.13(a) of the Disclosure Schedule, the Financial Statements for the Partnership were prepared in accordance with GAAP consistently applied and present fairly the financial position and results of operations of the Partnership at the dates and for the periods indicated therein.  The Financial Statements for the Company and for the LLC and the Partnership's Special Purpose Financial Statements have not been audited.  Except as set forth on Section 7.13(a) of the Disclosure Schedule, the Financial Statements for the Company and for the LLC were prepared in accordance with GAAP consistently applied and present fairly the financial position and results of operations of the Company or the LLC (as applicable) at the dates and for the periods indicated therein.

(b)  Each Seller maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (i) its business is operated in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of such Seller's financial statements in conformity with GAAP, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences.

(c)  On the Most Recent Year-End Balance Sheet Date, no Seller had any Liability of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with GAAP, which was not fully disclosed, reflected or reserved against in the Most Recent Year-End Balance Sheet; and, except for Liabilities which have been incurred since the Most Recent Year-End Balance Sheet Date in the Ordinary Course, since the Most Recent Year-End Balance Sheet Date, no Seller has incurred any Liability.

(d)  All of the Accounts Receivable which are reflected in the Most Recent Year-End Balance Sheet were acquired by Sellers in the Ordinary Course; and all of the Accounts Receivable which have been or will be acquired by Sellers since the Most Recent Year-End Balance Sheet Date were or will be acquired in the Ordinary Course.  Each of the Accounts Receivables arose from bona fide sales of goods or services in the Ordinary Course to Persons that are not Affiliates of Sellers.

(e)  As of the date hereof, no Seller has any Indebtedness, except as described in Section 7.13(e) of the Disclosure Schedule; and, as of the Closing, no Seller will have any Indebtedness.

7.14  Changes Since the Most Recent Year-End Balance Sheet Date.  Since the Most Recent Year-End Balance Sheet Date, except as set forth in Section 7.14 of the Disclosure Schedule:

(a)  The Business has been conducted and carried on only in the Ordinary Course;

(b)  Except for supplies purchased, sold or otherwise disposed of in the Ordinary Course, no Seller has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of or for the Business in an individual amount exceeding $25,000 and the Sellers, collectively, have not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of or for the Business in an aggregate amount exceeding $150,000;

(c)  No Seller has sustained or incurred any loss or damage (whether or not insured against) to its properties or assets on account of fire, flood, accident or other calamity which has interfered with or affected in any material respect, or may interfere with or affect in any material respect, the operation of the Business;

(d)  No Seller has made, or become committed to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust covering any employee of the Business, except as disclosed in Section 7.18 of the Disclosure Schedule;

(e)  There has been no Material Adverse Change and, to Sellers' Knowledge, no state of facts exists which may reasonably be expected to give rise to any Material Adverse Change;

(f)  No Seller has made any loans, advances or capital contributions to, or investments in, any other Person;

(g)  No Seller has changed any accounting systems, policies, principles or practices (including any change in depreciation or amortization policies or rates) used with respect to the Business; or

(h)  No Seller has entered into, authorized or permitted any agreement or transaction with any Partner, Stockholder or any Interdom Related Entity that will survive the Closing.

(i)  No Seller has agreed to do any of the items set forth in Sections 7.14(b), (d), (e), (f), (g) or (h).

7.15  Insurance.  Section 7.15 of the Disclosure Schedule sets forth and describes all policies of insurance which are maintained by each Seller and which relate to the Business; and all of such policies of insurance are in good standing, valid and subsisting, and in full force and effect in accordance with their terms.  No Seller has been refused any insurance with respect to the Purchased Assets or Business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried.

7.16  Licenses and Permits.  Section 7.16 of the Disclosure Schedule sets forth a complete and correct list of all licenses, franchises, permits, fuel permits, operating authorities, state operating licenses or registrations and other interstate or intrastate regulatory licenses and other governmental authorizations held by each Seller relating to the Business (collectively, "Permits").  The Permits are valid and in effect and no Seller has received any notice that any Governmental Authority intends to cancel, terminate or not renew any of the same.  To Sellers' Knowledge, each Seller holds all permits necessary for the conduct of the Business as heretofore conducted.  Section 7.16 of the Disclosure Schedule sets forth a list of the certificates of authority that each Seller holds from the Surface Transportation Board to operate as a motor carrier or broker of general commodities and the certificates of authority that each Seller holds in certain states to operate as an intrastate motor carrier or broker of general commodities.  No certificate of authority issued to any Seller to operate as a motor carrier or broker is subject to pending or, to Sellers' Knowledge, threatened action on the part of any Governmental Authority for revocation, restriction or encumbrance.  Neither the U.S. Department of Transportation nor any state regulatory agency has issued to any Seller a safety rating of "unsatisfactory."

7.17  Environmental Matters.  (a)  To Sellers' Knowledge, no Hazardous Materials have been used, transported, manufactured, processed, stored, treated or disposed, in, beneath or on the Leased Real Property except as necessary to the conduct of the Business and in compliance with Environmental Laws.  Section 7.17(a) of the Disclosure Schedule lists the customers for which any Seller has transported, or arranged for the transportation of, (i) one hundred (100) or more shipments of Hazardous Materials during the year ended December 31, 2006, and (ii) forty (40) or more shipments of Hazardous Materials during the current year period ended April 30, 2007.

(b)  To Sellers' Knowledge, no Seller has transported, used, generated, treated, stored or disposed of Hazardous Materials on, into or beneath the surface of any of the parcels of Leased Real Property, except in compliance with applicable Environmental Laws.  To Sellers' Knowledge, there has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Material on, into, from or beneath the surface of any of the parcels of Leased Real Property, and no part of the Leased Real Property or, to Sellers' Knowledge, no part of any parcels adjacent to the Leased Real Property, including the ground water located thereon, is presently contaminated by Hazardous Materials.

(c)  No Seller has treated, transported or disposed, nor has it allowed or arranged for any third parties to treat, transport, or dispose, any Hazardous Materials or other waste, (i) to or at a site which, was not lawfully permitted to receive such Hazardous Material or other waste for such purpose, (ii) to or at a site which has been placed on the National Priorities List or its state equivalent, or (iii) to or at a site which the United States Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent, or (iv) in a manner which gives rise to liability under any Environmental Laws.  No Seller has received written notice, and, to Sellers' Knowledge, there are no facts which could give rise to any notice, that such Seller is, or may be, a potentially responsible party for a federal or state environmental cleanup site arising from or relating to the Business or the Purchased Assets or for corrective action arising from or relating to the Business or the Purchased Assets under any Environmental Law.  No Seller has (A) received any written or oral request for information in connection with any federal or state environmental cleanup site arising from or relating to the Business or Purchased Assets or (B) undertaken (or been requested to undertake) any response or remedial actions or cleanup action of any kind arising from or relating to the Business or the Purchased Assets at the request of any Governmental Authority, or at the request of any other Person.

(d)  Except as identified in Section 7.17(d) of the Disclosure Schedule, to Sellers' Knowledge, there are no underground storage tanks, aboveground storage tanks, asbestos containing materials, or PCB containing capacitors, transformers or other equipment on any of the parcels of Leased Real Property.  To Sellers' Knowledge, there has been no Release from any underground or aboveground storage tank or any PCB containing transformer, capacitor or equipment, other than in compliance with applicable Laws, and none of the underground or aboveground storage tanks or the PCB containing capacitors, transformers or equipment identified in Section 7.17(d) of the Disclosure Schedule has within the last three (3) years been, and none now need to be, repaired or replaced.

(e)  Section 7.17(e) of the Disclosure Schedule identifies and Sellers have provided to Purchasers copies of (i) all environmental audits, assessments, or occupational health studies in the possession of any Seller with respect to the Business or the Purchased Assets within the past three (3) years, (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to any of the parcels of Leased Real Property, (iii) all citations issued with respect to the Business or the Purchased Assets within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) and (iv) all written claims, liabilities, litigation, notices of violation, administrative proceedings, whether pending or threatened, or Orders issued with respect to the Business within the past three years under applicable Environmental Laws.

(f)  No Seller (i) has pending or on file any application to treat, incinerate or dispose of PCBs or holds any permit, license or right to incinerate PCBs, (ii) engages (or has engaged) in the land filling of Hazardous Materials except in compliance with applicable Environmental Laws or (iii) engages (or has engaged) in any road oiling activities nor have they applied or used oil or Hazardous Materials for dust control or paving purposes.

(g)  Each Seller has been and is in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, and each Seller has been and is currently in compliance with all such permits, licenses and authorizations.

7.18  Employee Benefit Plans.  (a)  Except as set forth in Section 7.18 of the Disclosure Schedule, no Seller maintains, sponsors, contributes to or has any Liability (including potential liability by reason of it being an ERISA Affiliate with respect to another entity) with respect to:

(i)  any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, or any "multiemployer plan" (as defined in section 3(37) or Section 4001(3) of ERISA) (a "Multiemployer Plan");

(ii)  any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA); or

(iii)  any employment agreement.

(b)  A true and complete copy of each of the plans, arrangements and agreements set forth in Section 7.18 of the Disclosure Schedule (collectively, the "Benefit Plans"), and all contracts or agreements relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been provided to Purchasers.  In the case of any Benefit Plan which is not in written form, Purchasers have been provided with a true and complete description of such Benefit Plan as in effect on the date hereof.  A true and complete copy of the three most recent annual reports, and the most recent summary plan description and IRS determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been provided to Purchasers.

(c)  As to all Benefit Plans:

(i)  All Benefit Plans comply and have been administered in form and in operation with all requirements of Law applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

(ii)  All Benefit Plans that are employee pension benefit plans (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; each such Benefit Plan has a current determination letter issued with respect thereto by the IRS; and no event has occurred which will or could give rise to disqualification of any such Benefit Plan under such sections or to a tax under section 511 of the Code.

(iii)  None of the assets of any Benefit Plan is invested in employer securities or employer real property.

(iv)  Each of the Benefit Plans complies with the requirements of section 409A of the Code.

(v)  All contributions and premiums required by Law or the terms of a Benefit Plan to be paid prior to the Closing have been or will be timely made or paid in full prior to the Closing.

(vi)  There has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which any Seller or any ERISA Affiliate of any Seller may be liable.  No action has been taken to correct any defects with respect to any Benefit Plan under any IRS correction procedure and, to Sellers' Knowledge, no such action is required.

(vii)  Neither the execution of this document nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in (A) any payment of severance or other compensation to any current or former employee of any Seller or (B) result in the acceleration of the time of payment or vesting of any compensation or benefit.

(viii)  There are no actions, suits or claims (other than routine claims for benefits) pending or, to Sellers' Knowledge, threatened involving such Benefit Plans or the assets thereof, and, to Sellers' Knowledge, no facts exist which could give rise to any such actions, suits or claims (other than routine claims or benefits).

(ix)  No Benefit Plan is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code; and no benefit plan is a Multiemployer Plan.

(x)  Each Benefit Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), has been operated in compliance with applicable Law.

(xi)  No Seller or any ERISA Affiliate of any Seller has Liability under any Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title 1 of ERISA and section 4980B (or any predecessor section thereto) of the Code.

(xii)  There has been no act or omission that would impair the right or ability of any Seller or any ERISA Affiliate of any Seller unilaterally to amend or terminate any Benefit Plan.

(d)  Prior to the date hereof, Sellers have provided to Purchasers a true and complete list of all of its employees and their respective salary or wages.

7.19  Taxes.  (a)  Sellers have complied with all Laws relating to Taxes and have duly and timely filed all Tax Returns relating to the Purchased Assets, the Business, or the Transferred Employees that were due.  All such returns are true, correct, and complete and were timely prepared and filed in accordance with applicable Law.  All Taxes due and payable with respect to any returns (whether or not shown as payable), or otherwise due and payable by the Sellers with respect to the Purchased Assets, the Business, or the Transferred Employees or for which the Sellers could be liable as a result of transferee liability, joint and several liability, contractual liability, or otherwise, have been timely paid to the appropriate taxing authority.  There are no existing Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of any Seller.  All applicable sales Taxes were paid by the Sellers when the Purchased Assets were acquired.  No Seller has at any time been required to collect and remit sales and use Taxes to any taxing authority, nor will the transactions contemplated by this Agreement cause any of Sellers to be subject to any such requirements.  Sellers have provided Purchasers true, correct, and complete copies of (i) all material federal, state, local, and foreign tax returns filed by any Seller (or their Affiliates) with respect to the Business, the Purchased Assets, or the Transferred Employees in the past five years; and (ii) all material notices, correspondence, and similar materials received by any Seller (or their Affiliates) from any taxing authority relating to the Business, the Purchased Assets, or the Transferred Employees or Taxes associated therewith.

(b)  Sellers have (i) withheld all required amounts from payments to employees and timely remitted such amounts to the proper agencies in accordance with applicable laws; (ii) withheld all required amounts from payments to agents, contractors and nonresidents related to the Business and timely remitted such amounts to the proper agencies; (iii) timely paid all employer contributions and premiums to the proper agencies; and (iv) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums related to the Business or the Transferred Employees, all in compliance with applicable laws.

(c)  No portion of the cost of any of the Purchased Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).  None of the Purchased Assets is tax exempt use property under Code Section 168(h).  None of the Purchased Assets is property that any Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).  None of the Purchased Assets constitutes stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is taxed as a partnership for U.S. federal income tax purposes.

(d)  No Seller is a foreign person within the meaning of Code Section 1445.  No Seller has (or has previously had any) permanent establishment in any foreign country and no Seller engages (or has previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

(e)  Neither the Code nor any other provision of law requires the Purchasers to withhold any portion of the Purchase Price.

(f)  No Seller has any obligation for Taxes pursuant to any contract that either Purchaser is assuming as a result of the transactions contemplated by this Agreement.  No Seller has extended any statute of limitations relating to Taxes for which either Purchaser could be liable under this Agreement or pursuant to applicable Law.  No taxing authority has made a claim that as a result of conducting the Business, owning any Purchased Assets, or employing any Transferred Employee any Seller is obligated to pay Taxes in a jurisdiction in which such Seller is not filing tax returns.  No audits or other proceedings are ongoing or, to Sellers' Knowledge, threatened with respect to any Taxes relating to the Business, the Purchased Assets, or the Transferred Employees for which either Purchaser could have liability under this Agreement or under applicable Laws.  There are no unpaid or proposed assessments for Taxes with respect to any of the Purchased Assets.

(g)  No Seller is party to any contract, plan, or other arrangement with any Transferred Employee or other person that is being assumed by Purchasers which could (either alone or aggregated with other payments) give rise to a payment (or another benefit) that is not deductible under Code section 280G or subject to the excise Tax under Code section 4999.

7.20  Suppliers; Customers; BNSF and NS.

(a)  Suppliers.  Section 7.20(a) of the Disclosure Schedule sets forth the ten (10) largest suppliers of Sellers on a combined basis (based on dollar amounts paid by Sellers for products or services supplied to Sellers) for the year ended December 31, 2006 and the current year period ended April 30, 2007 (the "Material Suppliers") and the amounts paid by Sellers to such Material Suppliers during such periods.  Except as set forth in Section 7.20(a) of the Disclosure Schedule, (i) all Material Suppliers continue to be suppliers of Sellers; (ii) no Seller has received any notice, nor is any Seller otherwise aware, that any Material Supplier intends to reduce materially its business with Sellers from the levels achieved during the year ended December 31, 2006 or the current year period ended April 30, 2007; (iii) since the Most Recent Year-End Balance Sheet Date, no Material Supplier has terminated its relationship with any Seller or, to Sellers' Knowledge, threatened to do so; (iv) since the Most Recent Year-End Balance Sheet Date, no Material Supplier has modified or, to Sellers' Knowledge, indicated that it intends to modify its relationship with, or rates it charges to, any Seller in a manner which is less favorable in any material respect to such Seller or has agreed not to or, to Sellers' Knowledge, indicated it will not agree to do business on such rates, terms and conditions at least as favorable as the rates, terms and conditions provided to such Seller on the Most Recent Year-End Balance Sheet Date; and (v) no Seller is involved in any material claim, dispute or controversy with any Material Supplier.  No Material Supplier has threatened to take any of the actions described in this Section 7.20(a) as a result of the transactions contemplated by this Agreement.  To Sellers' Knowledge, since the Most Recent Year-End Balance Sheet Date, there has been no other adverse change in the relationship between any Seller and any Material Supplier.

(b)  Customers.  Section 7.20(b) of the Disclosure Schedule sets forth the nineteen (19) largest customers of Sellers on a combined basis (based on dollar amounts of services purchased from Sellers) for the year ended December 31, 2006 and the current year period ended April 30, 2007 (the "Material Customers") and the amounts for which Sellers invoiced such Material Customers during such periods.  Except as set forth in Section 7.20(b) of the Disclosure Schedule, (i) all Material Customers continue to be customers of Sellers, (ii) no Seller has received any notice, nor is any Seller otherwise aware, that any Material Customer will reduce materially its business with Sellers from the levels achieved during the year ended December 31, 2006 or the current year period ended April 30, 2007; (iii) since the Most Recent Year-End Balance Sheet Date, no Material Customer has terminated its relationship with any Seller or, to Sellers' Knowledge, threatened to do so; (iv) since the Most Recent Year-End Balance Sheet Date, no Material Customer has modified or, to Sellers' Knowledge, indicated that it intends to modify its relationship with, or rates it pays to, any Seller in a manner which is less favorable in any material respect to such Seller or has agreed not to or, to Sellers' Knowledge, indicated it will not agree to do business on such rates, terms and conditions at least as favorable as the rates, terms and conditions provided to such Seller on the Most Recent Year-End Balance Sheet Date; and (v) no Seller is involved in any material claim, dispute or controversy with any Material Customer.  No Material Customer has threatened to take any of the actions described in this Section 7.20(b) as a result of the transactions contemplated by this Agreement.  To Sellers' Knowledge, since the Most Recent Year-End Balance Sheet Date, there has been no other adverse change in the relationship between any Seller and any Material Customer.

(c)  BNSF and NS Contract,  No Seller has received any notice, nor is any Seller otherwise aware, that either of Burlington Northern Santa Fe Corporation ("BNSF") or Norfolk Southern ("NS") will reduce materially its business with any Seller from the levels achieved during the year ended December 31, 2006 or the current year period ended April 30, 2007.  Since the Most Recent Year-End Balance Sheet Date, (i) neither BNSF nor NS has terminated its relationship with any Seller or, to Sellers' Knowledge, threatened to do so; (ii) neither BNSF nor NS has modified or, to Sellers' Knowledge, indicated that it intends to modify its relationship with, or the rates it charges to, any Seller in a manner which is less favorable in any material respect to such Seller or has agreed not to or, to Sellers' Knowledge, indicated it will not agree to do business on such rates, terms and conditions at least as favorable as the rates, terms and conditions provided to such Seller on the Most Recent Year-End Balance Sheet Date; and (iii) no Seller is involved in any material claim, dispute or controversy with either BNSF or NS.  Neither BNSF nor NS has notified Sellers that it may take any of the actions described in this Section 7.20(c) as a result of the transactions contemplated by this Agreement.  To Sellers' Knowledge, since the Most Recent Year-End Balance Sheet Date, there has been no other adverse change in the relationship between any Seller and either BNSF or NS.

7.21  Full Disclosure.  No representation or warranty of Sellers contained in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE VIII

Representations and Warranties of Purchasers

Purchasers represent and warrant to Sellers (which representations and warranties shall survive the Closing regardless of what examinations, inspections, and other investigations Sellers have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

8.1  Due Incorporation.  Each Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

8.2  Authority.  Each Purchaser has the corporate right and power to enter into, and perform its obligations under this Agreement and each other agreement delivered in connection herewith to which it is a party, and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and such other agreements and the consummation of the purchase of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by each Purchaser and each is binding upon, and enforceable against, such Purchaser in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

8.3  No Violations.  Neither the execution, delivery or performance of this Agreement by either Purchaser, nor the consummation of the purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or by-laws of such Purchaser, or any Law or Order, or any Contract or plan to which such Purchaser is a party.

8.4  Brokers.  Neither this Agreement nor the purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, either Purchaser or any of their respective Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

ARTICLE IX

Conditions to Closing Applicable to Purchasers

The obligations of Purchasers hereunder (including the obligation of Purchasers to close the transactions herein contemplated) are subject to the following conditions precedent:

9.1  No Termination.  Neither Purchasers nor Sellers shall have terminated this Agreement pursuant to Section 11.1.

9.2  Bring-Down of Sellers' Warranties and Covenants.  The warranties and representations made by Sellers herein to Purchasers shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Sellers shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchasers shall have received a certificate executed by the President of each Seller to the foregoing effect.

9.3  No Material Adverse Change.  Since the Interim Balance Sheet Date, there shall have been no Material Adverse Change and no material change in any Seller's relationship with its employees or in the anticipated integration of any Seller's employees with any Purchaser's employees, in each case, as determined in the reasonable discretion of Purchasers.

9.4  Pending Actions.  No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges, or might result in a challenge to, this Agreement or any transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against Purchasers in a material amount as a result of the consummation of this Agreement.

9.5  Required Contract Consents.  Purchasers shall have received evidence reasonably satisfactory to it of the receipt of the required consents listed in Schedule 9.5.

9.6  Required Governmental Approvals.  Purchasers shall have received all required consents, approvals or authorizations of any Governmental Authority required on the part of Sellers in connection with the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby, including any consents, approvals or authorizations described in the Disclosure Schedule, and Sellers shall have complied with any applicable provisions of Law requiring any notification, declaration, filing, registration and/or qualification with any Governmental Authority in connection with such performance and consummation.

9.7  Required Permits.  Purchasers shall have obtained those material permits, licenses, qualifications, registrations, authorizations and other approvals of Governmental Authorities necessary for Purchasers to operate the Business in substantially the same manner as operated by Sellers prior to the Closing.

9.8  Due Diligence.  Purchasers shall have completed their due diligence investigation of the Business and the Sellers (including the Partnership’s Special Purpose Financial Statements) and shall be reasonably satisfied with the results of such investigation.

9.9  Environmental Assessment Report.  Purchasers shall have received an environmental Phase I report with respect to the parcels of Leased Real Property listed in Schedule 9.9 and Purchasers shall be reasonably satisfied with the findings, recommendations and conclusions set forth in each such report.

9.10  Retained Earnings.  Purchasers shall be reasonably satisfied that the Estimated Retained Earnings Adjustment Amount is a fair approximation of the expected Final Retained Earnings Adjustment Amount.

9.11  Non-Foreign Person Certification.  Each Seller shall have delivered to Purchasers a certificate, duly completed and executed by such Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that such Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

9.12  All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchasers and Purchasers shall have received copies of such documents as Purchasers may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.2.

Purchasers shall have the right to waive any of the foregoing conditions precedent.

ARTICLE X

Conditions to Closing Applicable to Sellers

The obligations of Sellers hereunder (including the obligation of Sellers to close the transactions herein contemplated) are subject to the following conditions precedent:

10.1  No Termination.  Neither Purchasers nor Sellers shall have terminated this Agreement pursuant to Section 11.1.

10.2  Bring-Down of Purchasers' Warranties and Covenants.  All warranties and representations made by Purchasers herein to Sellers shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchasers shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date, and at the Closing, Sellers shall have received a certificate executed by the President or any Vice President of each Purchaser to the foregoing effect.

10.3  Pending Actions.  No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges or might result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or might give rise to a claim for, damages against Sellers in a material amount as a result of the consummation of the transactions contemplated hereby.

10.4  All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received copies of such documents as it may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.3.

Sellers shall have the right to waive any of the foregoing conditions precedent.

ARTICLE XI

Termination

11.1  Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)  by mutual consent of Purchasers and Sellers;

(b)  by Purchasers or by Sellers, if at or before the Closing any condition set forth herein for the benefit of Purchasers or Sellers, respectively, shall not have been timely met or cannot be timely met; provided, the party seeking to terminate is not in breach of or default under this Agreement;

(c)  by Purchasers if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before June 30, 2007, or such later date as may have been agreed upon in writing by the parties hereto; provided, Purchasers are not in breach of or default under this Agreement;

(d)  by Purchasers at any time prior to the Closing in the event Sellers have provided any written notice to Purchasers pursuant to Section 5.2(b); or

(e)  by Purchasers or by Sellers if any representation or warranty made herein for the benefit of Purchasers or Sellers, respectively, is untrue in any material respect, or Sellers or Purchasers, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

If either party terminates this Agreement pursuant to this Article XI, all rights and obligations of Sellers and Purchasers hereunder (except for Purchasers' obligations under Section 5.6(c), the Partnership's and the Parent's obligations under the Confidentiality Agreement heretofore executed by such parties and the obligations of the parties under Article XIII) shall terminate without any liability of either party, other than any liability of any party for the breach of its obligations hereunder.

ARTICLE XII

Indemnification

12.1  Indemnification by Sellers.  Subject to the provisions of this Article XII, Sellers covenant and agree after the Closing to indemnify, defend and hold harmless the Purchasers and their Affiliates (including Parent and other stockholders) (collectively, the "Purchaser Indemnitees"), from and against any and all Adverse Consequences incurred or suffered by the Purchaser Indemnitees arising or resulting from any of the following:

(a)  any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of Sellers set forth in this Agreement (or the Disclosure Schedule) or in any document or certificate delivered by Sellers, the Partners, the Stockholders or any Interdom Related Entity in connection with this Agreement;

(b)  any breach of any covenant or agreement of Sellers, the Partners or the Stockholders set forth herein or in any document or certificate delivered by Sellers, the Partners or the Stockholders or any Interdom Related Entity in connection with this Agreement;

(c)  any Retained Liabilities;

(d)  any Retained Assets;

(e)  the following Taxes: (i) the Sellers' allocable share of any Transfer Taxes (as determined pursuant to Section 2.9) imposed on any Purchaser Indemnitee as a result of the transactions contemplated by this Agreement; (ii) all Taxes of the Sellers (including Taxes for which any Seller is liable as a result of transferee liability, joint and several liability, contractual liability, or otherwise) unrelated to the Purchased Assets, the Business, and the Transferred Employees; and (iii) all Taxes (other than Assumed Taxes) for periods ending on or before the Closing Date that are related to the Purchased Assets, the Business, and the Transferred Employees.  For purposes of this subsection, (i) Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets incurred during a period beginning before and ending after the Closing Date shall be allocated between the portion of the period beginning prior to and ending on the Closing Date and the portion of the period ending after the Closing Date based on the date on which such items accrued; (ii) Taxes such as real property Taxes and personal property Taxes shall be allocated between the portion of a period ending on the Closing Date and the portion of the period ending after the Closing Date on a per diem basis based on the number of days in the period; and (iii) any interest, penalties, additions to tax or additional amounts that relate to Taxes for any period, or a portion of any period, ended on or before the Closing Date shall be treated as occurring on or prior to the Closing Date whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; or

(f)  any liability or obligation relating to any matter described on Schedule 12.1(f).

For the avoidance of doubt, Sellers shall have no obligation under this Section 12.1 to indemnify the Purchaser Indemnitees in any amount in excess of the actual Adverse Consequences incurred or suffered by the Purchaser Indemnitees; provided, however, that actual Adverse Consequences may include damages calculated on a "multiple of earnings" basis in the event the Adverse Consequences incurred or suffered by the Purchaser Indemnitees arose or resulted from a breach or default that affected the net income of any Seller during the three-year period ending on December 31, 2006.

12.2  Indemnification by Purchaser.  Subject to the provisions of this Article XII, Purchasers covenant and agree after the Closing to indemnify, defend and hold harmless Sellers, the Partners, the Principal Stockholders and the Members (together, the "Seller Indemnitees") from and against any and all Adverse Consequences incurred or suffered by the Seller Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)  any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of Purchasers set forth in this Agreement or in any document or certificate delivered by Purchasers in connection with this Agreement;

(b)  any breach of any covenant or agreement of Purchasers set forth herein or in any document or certificate delivered by Purchasers in connection with this Agreement;

(c)  any Assumed Liability; or

(d)  the Purchasers' allocable share of any Transfer Taxes (as determined pursuant to Section 2.9) imposed on any Seller Indemnitee as a result of the transactions contemplated by this Agreement.

12.3  Claim Procedure/Notice of Claim.

(a)  A party entitled, or seeking to assert rights, to indemnification under this Article XII (an "Indemnified Party") shall give written notification (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party") which contains (i) a description and the amount (the "Claimed Amount"), if then known, of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article XII for such Adverse Consequences and a reasonable explanation of the basis therefor.

(b)  Within twenty (20) days after receipt of a Claim Notice (other than a Claim Notice based on a third-party claim), the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an "Objection Notice").  If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Purchaser or Sellers, as applicable.

(c)  In the event that the parties are unable to agree on whether Adverse Consequences exist or on the amount of such Adverse Consequences within the 20-day period after receipt of a Claim Notice, either Purchasers or Sellers may (but are not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

(d)  In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article XII relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any suit or other legal proceeding relating to such third-party claim.  Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Adverse Consequences, if then known; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Adverse Consequences caused by or arising out of such failure.  Within twenty (20) days after receipt of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any Adverse Consequences that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Adverse Consequences for which the Indemnified Party shall be indemnified pursuant to this Article XII, and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, or (C) in which increased statutory, enhanced or treble damages are sought based on willful misconduct.  In addition, notwithstanding anything to the contrary in the foregoing, in the event that an Indemnified Party in good faith determines that the conduct of the defense of any claim, suit or proceeding or any proposed settlement of any such claim, suit or proceeding by the Indemnifying Party might be expected to adversely affect the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business (including, relationships with Governmental Authorities, customers, suppliers or other Persons with whom the Indemnified Party conducts business), the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement or negotiations relating to any such claim, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party at the sole cost of the Indemnifying Party.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnifying Party's expense with counsel selected by the Indemnified Party.  The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Adverse Consequences" for purposes of this Agreement.  The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

12.4  Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences.

(a)  Except as set forth in Section 12.4(b), the representations and warranties of Sellers and Purchasers contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive until the second (2nd) anniversary of the Closing Date, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.

(b)  The representations and warranties of Sellers contained in Section 7.4 (Brokers), Section 7.10 (Litigation and Compliance with Laws), Section 7.16 (Licenses and Permits) and Section 7.17 (Environmental Matters) shall survive until the third (3rd) anniversary of the Closing Date, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.  The representations and warranties of Sellers contained in Section 7.18 (Employee Benefit Plans) and Section 7.19 (Taxes) shall survive until the third (3rd) anniversary of the Closing Date plus thirty (30) days, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.  The representations and warranties of Sellers contained in Section 7.7 (Title to Purchased Assets) shall survive until the fourth (4th) anniversary of the Closing Date, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.  The representations and warranties of Sellers contained in Section 7.1 (Due Formation) (except to the extent relating to the foreign qualification of the Sellers) and Section 7.2 (Authority) shall survive until the seventh (7th) anniversary of the Closing Date, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.

(c)  Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a suit or other legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Adverse Consequences, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(d)  The representations and warranties of Sellers shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchasers.

(e)  All covenants and agreements contained in this Agreement and the documents and certificates delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

(f)  If a Purchaser Indemnitee's indemnification claim is based on both a breach of a Seller representation and warranty and either a Liability of such Seller that is not an Assumed Liability or another matter not subject to the limitations set forth in Section 12.4 or 12.5, such limitations shall not apply or restrict Purchaser Indemnitee's right to indemnification.

(g)  Purchasers shall have the right in their sole discretion with respect to any particular indemnification claim to exercise their set-off rights under Section 12.6 or to exercise any and all other remedies in connection with such claim, including specific performance and injunctive or equitable relief.

12.5  Limitations on Indemnification Obligations.

(a)  Sellers shall have no obligation to indemnify the Purchaser Indemnitees with respect to Adverse Consequences arising under Section 12.1(a) (other than Section 7.1 (Due Formation), Section 7.2 (Authority), Section 7.4 (Brokers), Section 7.7 (Title to Purchased Assets), Section 7.10(b) (Litigation and Compliance with Laws) and Section 7.19 (Taxes)) until the aggregate amount of all Adverse Consequences thereunder exceeds One Hundred Thousand Dollars ($100,000), in which event the Sellers shall be obligated to indemnify the Purchaser Indemnitees only for the amount of Adverse Consequences in excess of such threshold.

(b)  Sellers shall have no obligation to indemnify the Purchaser Indemnitees with respect to Adverse Consequences arising under Section 12.1(a) (other than Section 7.1 (Due Formation), Section 7.2 (Authority) and Section 7.7 (Title to Purchased Assets)) in excess of Five Million Dollars ($5,000,000) (the "Cap").

(c)  The amount of any Adverse Consequences incurred by the Purchasers will be reduced by the net amount either Purchaser actually recovers from any insurer or other party liable for such Adverse Consequences, provided, that nothing in the foregoing shall require Purchasers to take any action whatsoever to attempt to notify, file a claim with or collect any amount from, any insurer or other party with respect to any claim, loss or occurrence which shall arise prior to the Closing.

(d)  Notwithstanding anything to the contrary in this Agreement, Purchaser Indemnitees' rights to indemnification with respect to Adverse Consequences arising under Section 12.1(b), (c), (d), (e), or (f), or based upon fraud, willful misconduct or intentional misrepresentation, shall not be subject to the limitations set forth in Sections 12.5(a) and 12.5(b).

(e)  Any indemnity payments made pursuant to this Article XII shall be treated for all income tax purposes by the parties hereto as an adjustment to the Purchase Price.

12.6  Right of Set-Off.  If a Seller is obligated to indemnify either Purchaser or any other Purchaser Indemnitee for any indemnification claim in accordance with Article XII, Purchasers may set-off the amount of such claim against any amounts payable by Purchasers to Sellers under this Agreement, including the Earnout Payments and Catch-Up Payment, as the same becomes due. If Purchasers intend to set-off any amount hereunder, Purchasers shall provide not less than twenty (20) days' prior written notice to Sellers of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a "Set-Off Notice").  If, within ten (10) days of its receipt of a Set-Off Notice, Sellers provide Purchasers with written notice of Sellers' dispute with Purchasers' right to make such set-off, Purchasers and Sellers shall meet in good faith within five (5) days to attempt to resolve their dispute.  If such dispute remains unresolved despite Purchasers' good faith attempt to meet with Sellers and resolve such dispute, Purchasers may withhold the amount contemplated by the Set-Off Notice until the matter is resolved.  If it is finally determined that Purchasers' claim is valid, then Purchasers may effect the set-off contemplated by the Set-Off Notice.  The cost of any litigation between the parties with respect to any contested set-off, including reasonable accounting and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation shall be paid by the non-prevailing party.

ARTICLE XIII

Confidentiality

13.1  Confidentiality of Materials.  (a)  The parties hereto agree with respect to all technical, commercial and other information that is furnished or disclosed by the other party, including information regarding such party's (and its subsidiaries' and Affiliates') organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies ("Information"), that, unless and until the transaction contemplated by this Agreement shall have been consummated, (i) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary Information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, or (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (iii) all such Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a Governmental Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort) and in the case of (x) oral information furnished to any party by the other which shall have been reduced to writing by the receiving party and (y) all internal documents of any party describing, analyzing or otherwise containing Information furnished by the other party, all such writings and documents shall be destroyed, upon request, in the event this Agreement is terminated, and each party shall confirm in writing to the other compliance with any such request.

(b)  Sellers, the Partners, the Principal Stockholders and the Members also each agree with respect to all Information regarding the Business, the Purchased Assets and the Related Business Assets that, from and after the Closing, (i) such Information is confidential and/or proprietary to Purchasers and entitled to and shall receive treatment as such by Sellers, the Partners, the Principal Stockholders, the Members and their respective Affiliates; (ii) Sellers, the Partners, the Principal Stockholders and the Members shall, and shall cause their respective Affiliates to, hold in confidence and not disclose nor use any such Information, treating such Information with the same degree of care and confidentiality as it or he accords its own confidential and proprietary information; provided, that no Seller or any Partner, Principal Stockholder or Member shall have any such obligations with respect to Information which is of the type described in clauses (A) through (C) of Section 13.1(a)(ii).

13.2  Remedy.  Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 13.1 is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by the other party.

ARTICLE XIV

Employee Matters

14.1  Employees to be Hired by Purchasers.  (a)  Upon Closing, Purchasers shall offer employment on terms and conditions substantially comparable to their current terms and conditions of employment to each of the employees of the Business employed in the Business at Closing on a full-time basis (other than those employees on long-term disability and any other employees identified in writing by Purchasers to Sellers prior to the Closing Date).  All such employees of the Business who accept employment with either Purchaser and commence such employment immediately after the Closing (the "Transferred Employees") shall receive credit for their years of service with Sellers solely for purposes of vesting and eligibility in determining their employee benefits with such Purchaser.

(b)  Sellers shall be solely responsible for any severance claims or any other claims or causes of action asserted by any employee of the Business not hired by Purchasers at Closing.

(c)  After the Closing Date and to the extent permitted by applicable Law and the terms and conditions of the applicable Purchaser's 401(k) plan, Purchasers shall permit Transferred Employees who properly elect to rollover their account balances in any Seller’s defined contribution plan qualified under Section 401 of the Code (collectively, the "Sellers' 401(k) Plans") to the applicable Purchaser's 401(k) plan.  Prior to or on the Closing Date, Sellers shall take all necessary actions to fully vest the accounts of the Transferred Employees in the respective Sellers' 401(k) Plans.

14.2  Workers' Compensation, Medical Claims and Retirees.  (a)  Sellers shall remain solely responsible for liability arising from workers' compensation claims, both medical and disability, or other government-mandated programs which are based on injuries occurring prior to Closing regardless of when such claims are filed.  Purchasers shall be solely responsible for claims of Transferred Employees based on injuries occurring after Closing.

(b)  Sellers shall remain solely responsible in accordance with its employee welfare benefit plans for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of employees of the Business under any of Sellers' welfare benefit plans which claims relate to events or injuries incurred prior to the Closing regardless of when such claim was filed.

(c)  As of the Closing, with respect to former and retired employees of the Business who had terminated employment or retired on or prior to the Closing, Sellers shall be liable for all Liabilities in connection with claims for benefits brought by or in respect of such former or retired employees of the Business under any of Sellers' welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability benefits or otherwise and shall provide COBRA continuation coverage to any "merger and acquisition qualified beneficiary".

(d)  Purchasers shall not assume any Benefit Plan and Sellers shall retain responsibility for claims for benefits, rights and payments under all Benefit Plans.

ARTICLE XV

Certain Other Agreements

15.1  Post-Closing Access to Records.  Each party agrees to provide the other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return or report of Taxes, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  Purchasers and Sellers will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

15.2  Consents Not Obtained at Closing.  (a)  Sellers shall use all commercially reasonable efforts to obtain and deliver to Purchasers at or prior to the Closing such consents as are required to allow the assignment by Sellers to Purchasers of the Sellers' right, title and interest in, to and under any Contract included in the Purchased Assets, except as otherwise expressly contemplated by Section 5.4.  To the extent any Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor any Seller Bill of Sale shall constitute an assignment or an attempted assignment of such Contract.

(b)  Anything in this Agreement or any Seller Bill of Sale to the contrary notwithstanding, Sellers are not obligated to transfer to Purchasers any of their rights and obligations in and to any Contract without first having obtained all necessary consents and waivers.  After the Closing Date, Sellers shall use all commercially reasonable efforts, and Purchasers shall cooperate with Sellers at Sellers' expense, to obtain any consents and waivers necessary to convey to Purchasers all Contracts intended to be included in the Purchased Assets, except as otherwise expressly contemplated by Section 5.4.

(c)  If any such consents and waivers are not obtained with respect to any Contract, each applicable Seller Bill of Sale shall constitute an equitable assignment by the applicable Seller to the applicable Purchaser of all of such Seller's rights, benefits, title and interest in and to such Contract, to the extent permitted by Law, and such Purchaser shall be deemed to be such Seller's agent for the purpose of completing, fulfilling and discharging all of such Seller's rights and liabilities arising after the Closing Date under such Contract, and such Seller shall take all necessary steps and actions to provide such Purchaser with the benefits of such Contract.  Sellers shall hold such Purchaser harmless from any Adverse Consequence that results from Sellers' failure to obtain any required consents to assignment.

15.3  Post-Closing Tax Matters.

(a)  With respect to employment Tax matters (i) Purchasers shall assume each Seller's entire obligation to prepare, file and furnish IRS Form W-2s with respect to the Transferred Employees for the year including the Closing Date; (ii) Sellers and Purchasers shall agree to elect the "predecessor-successor" basis with respect to each Transferred Employee pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 2004-53, 34 I.R.B 320; and (iii) Sellers and Purchasers shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Transferred Employees in all appropriate jurisdictions.  Sellers shall indemnify and hold Purchasers harmless from any Taxes incurred by Purchasers as a result of assuming Sellers' obligations to prepare and file IRS Form W-2s that result from Sellers' failure to comply with appropriate employment Tax matters.

(b)  Sellers shall take such actions as are reasonably requested by Purchasers to obtain from any taxing authority any Tax clearance certificate or similar other assurance that there are no Transfer Taxes for which Purchasers may be held liable as a successor or transferee of the Business and the Purchased Assets.

15.4  Bulk Sale Waiver and Indemnity.  The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchasers, Sellers shall indemnify, defend and hold Purchasers Indemnitees harmless against any Adverse Consequences resulting or arising from such waiver and failure to comply with applicable bulk sales laws.

15.5  Non-Competition; Non-Solicitation.

(a)  Prior to the fourth (4th) anniversary of the Closing Date, no Seller or any Partner, Stockholder or Member shall, directly or indirectly through any Affiliate thereof, except as hereinafter permitted, (i) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, any business competing with the Business as conducted on the Closing Date by Sellers in the United States of America; (ii) assist others in engaging in any business competing with the Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer or other Person doing business with either Purchaser to terminate its relationship with such Purchaser.  Anything hereinabove contained to the contrary notwithstanding, the Partnership, the Partners and the Stockholders may continue to own, directly or indirectly, equity interests in, and Rudie may continue to perform "high-level" oversight management for Impact Transportation, LLC and Impact Transload & Rail, LLC, each a California limited liability company, but only if (A) neither Rudie nor Kranz actively participates in the day-to-day management or operation of such entities, and (B) such entities do not engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any other Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, any business involving the provision of third-party international steamship services or the reloading of international containers with domestic freight.  Calvanese shall have the right to participate in the day-to-day and "high-level" oversight management and operation of Impact Transportation, LLC and Impact Transload & Rail, LLC, subject to the provisions of subsection (B) above.  Sellers shall engage an outside accounting firm to perform the accounting services for the Retained Entities which were previously performed by the employees of Sellers.

(b)  Prior to the fourth (4th) anniversary of the Closing Date, no Seller or any Partner, Stockholder or Member shall, directly or indirectly through any Affiliate, solicit for employment or hire any Transferred Employee that remains an employee of either Purchaser at the time of or within the three (3) month period prior to such hiring or solicitation by any Seller, Partner, Stockholder, Member or any of their Affiliates.

(c)  Sellers, the Partners, the Stockholders and the Members acknowledge that the restrictions, prohibitions and other provisions of this Section 15.5 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Purchasers, and are a material inducement to Purchasers to enter into the transactions contemplated by this Agreement.

(d)  It is the desire and intent of the parties to this Agreement that the provisions of this Section 15.5 shall be enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 15.5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete or modify (including to limit or reduce its duration, geographical scope, activity or subject) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision of this Section 15.5 in the particular jurisdiction in which such adjudication is made and to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(e)  Sellers, the Partners, the Stockholders and the Members acknowledge and understand that the provisions of this Section 15.5 are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law and that the breach of the provisions of this Section 15.5 would cause Purchasers irreparable harm.  In the event of a breach or threatened breach by any Seller, Partner, Stockholder or Member or any of their Affiliates of the provisions of Section 15.5, Purchasers shall be entitled to seek an injunction restraining it from such breach.  In the event of a breach or threatened breach of Section 15.5(a) involving either Impact Transportation, LLC or Impact Transload & Rail, LLC, which Sellers and the Partners, Stockholders or Members are unable to cure or prevent after exercising their reasonable best efforts, each of Sellers and the Partners, Stockholders and Members, as applicable, agrees to sell, assign, transfer or otherwise dispose of its direct or indirect equity interests in Impact Transportation, LLC or Impact Transload & Rail, LLC, as applicable, within four (4) months of such breach or threatened breach (the "Disposition Period").  If any Seller, Partner, Stockholder or Member, as applicable, is unable to dispose of its direct or indirect equity interests in Impact Transportation, LLC or Impact Transload & Rail, LLC, as applicable, within the Disposition Period, then (1) such Seller, Partner, Stockholder or Member shall thereafter continue to use all commercially reasonable efforts to dispose of such interests as soon as possible and (2) any profits or other economic benefits derived by or payable to such Seller, Partner, Stockholder or Member after the Disposition Period as a result of either Impact Transportation, LLC or Impact Transload Rail, LLC, as applicable, providing third party international steamship services or reloading international containers with domestic freight shall accrue to the benefit of and shall be paid or otherwise conveyed to Parent.  Nothing herein contained shall be construed as prohibiting Purchasers from pursuing any other remedies available for any breach or threatened breach of this Section 15.5, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

(f)  For the avoidance of doubt, the parties agree that nothing in Section 15.5 shall prohibit or restrict Sellers or any Partner, Stockholder or Member from selling, assigning, transferring or otherwise disposing of their respective equity interests in any Retained Entity.

(g)  In the event of a breach or threatened breach of Section 15.5(a) or (b), Purchasers may bring an action only against the offending Seller, Partner, Stockholder, Member or Affiliate thereof and, for the avoidance of doubt, any Seller, Partner, Stockholder, Member or Affiliate thereof that is not involved in the breach or threatened breach shall have no responsibility for such breach or threatened breach.

15.6  Use of Sellers' Names.  After the Closing, no Seller, Partner, Principal Stockholder or Member or any Interdom Related Entity, or any Affiliate of the foregoing, may, directly or indirectly, use the name "Interdom", "Commercial Cartage" or "Pride Logistics" or any derivative thereof or any similar name (including "Interdom Partners") to identify itself or himself.  Sellers shall be responsible for all filing fees required to be paid in connection with filing the necessary change of name amendments in the state of its incorporation and in each other state in which it is qualified to transact business.

15.7  Guarantees.

(a)  The Principal Stockholders, jointly and severally, hereby unconditionally and irrevocably guarantee for the benefit of Purchasers, the Purchaser Indemnitees and their respective heirs, successors and assigns all of the obligations of the Company, the Partnership, the Partners, the Stockholders and the Interdom Related Entities under this Agreement and under each other agreement, contract or instrument executed and delivered by the Company, the Partnership, the Partners, the Stockholders or any Interdom Related Entity in connection with the transactions contemplated by this Agreement.

(b)  The Members, jointly and severally, hereby unconditionally and irrevocably guarantee for the benefit of Purchasers, the Purchaser Indemnitees and their respective heirs, successors and assigns all of the obligations of the LLC under this Agreement and under each other agreement, contract or instrument executed and delivered by the LLC in connection with the transactions contemplated by this Agreement.

(c)  The Parent hereby unconditionally and irrevocably guarantees for the benefit of the Sellers, the Partners, the Stockholders, the Members, the Seller Indemnitees and their respective heirs, successors and assigns all of the obligations of Purchasers under this Agreement and each other agreement, contract or instrument executed and delivered in connection with the transactions contemplated by this Agreement.

15.8           Purchasers' ISO Business.  Purchasers currently intend to cause Parent's existing ISO Business ("Purchasers' ISO Business") to be combined after the Closing Date with the Partnership's Business in order to create a combined ISO and international operation, unless Purchasers, in their reasonable discretion, make a good faith determination that it is not in their business interests to do so, including a determination that contractual obligations by a party might prevent or negatively effect such a combination or a determination that such combination would not result in materially decreased operating costs or improved margins.

ARTICLE XVI

Miscellaneous

16.1  Cost and Expenses.  Purchasers will pay their own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and Sellers will pay their own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

16.2  Entire Agreement.  The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including the letter of intent dated March 30, 2007 among Parent, Sellers, the Partners and the Principal Stockholders.  No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

16.3  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

16.4  Assignment, Successors and Assigns.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that either Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more of its Affiliates, in which event all the rights and powers of such Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate.  Any such assignment and delegation shall not release such Purchaser from its obligations under this Agreement, and further such Purchaser guarantees to Sellers the performance by each such Affiliate of its obligations under this Agreement. In the event of any such assignment and delegation, the term "Purchaser" as used in this Agreement shall be deemed to refer to each such Affiliate of either Purchaser where reference is made to actions or to be taken with respect to the acquisition of the Business or Purchased Assets, and shall be deemed to include both such Purchaser and each such Affiliate where appropriate.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

16.5  Savings Clause.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

16.6  Headings.  The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

16.7  Risk of Loss.  Risk of loss, damage or destruction to the Purchased Assets shall be upon Sellers until the Closing, and shall thereafter be upon Purchasers.

16.8  Governing Law.  The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Illinois.

16.9  Press Releases and Public Announcements.  No party hereto shall issue any press release or make any public announcement relating to the existence, terms and conditions or subject matter of this Agreement prior to the Closing without the prior written approval of the other parties; provided, however, that Parent may issue any press release or make any public announcement in such form as it deems necessary in its sole discretion to comply with the United States securities laws, but shall provide a copy to Rudie in advance of its release.

16.10  U.S. Dollars.  All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

16.11  Survival.  All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and shall survive the Closing for the time specified in Section 12.4.

16.12  Notices.  (a)  All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or email or sent by reputable overnight delivery service and properly addressed as follows:

To Purchasers:

Hub Group, Inc.
3050 Highland Parkway, Suite 100
Downers Grove, IL 60515
Fax:  (630) 964-6475
Attention:  Chief Executive Officer and General Counsel

With a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL  60601
Fax:  (312) 558-5700
Attention:  Patrick O. Doyle

To Sellers, any Partner, Stockholder or Member:

c/o Interdom Partners
11800 S. 75th Ave.
Suite 2N
Palos Heights, IL  60463
Email:  rkrudie@interdompartners.com
Attention:  Richard K. Rudie

Dennis Calvanese
26 Cambridge Drive
Oak Brook, IL  60523
Fax: (630) 325-7683

With a copy to:

Gordon & Rappold LLC
20 S. Clark Street
Suite 2600
Chicago, IL  60603
Fax:  (312) 332-2952
Attention:  Howard D. Galper

DiMonte & Lizak, LLC
216 W. Higgins Road
Park Ridge, IL  60068-5736
Fax:  (847) 698-9624
Attention:  Chester A. Lizak

(b)  Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)  All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 16.12 if delivered personally or courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

16.13  SUBMISSION TO JURISDICTION; VENUE.  THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN COOK COUNTY, THE STATE OF ILLINOIS OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATED THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

16.14  No Third-Party Beneficiary.  This Agreement is being entered into solely for the benefit of the parties hereto and the Purchaser Indemnitees, and the parties do not intend that any employee or any other person shall be a third-party beneficiary of the covenants by any Seller or Purchaser contained in this Agreement.

16.15  Disclosures.  All matters disclosed by Sellers in the Disclosure Schedule shall be deemed a disclosure of such matter only for the purpose of the Section of this Agreement referred to in the Disclosure Schedule, and shall not be deemed a disclosure with respect to any other Section of this Agreement unless specifically so stated in writing by Sellers in the Disclosure Schedule.

16.16  Enforcement Costs.  In the event that either party seeks to enforce its rights or remedies under this Agreement (whether for injunctive relief or damages or both) or seeks a declaration of costs or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees, costs and expenses.

16.17  Sellers' Obligations.  Except as otherwise expressly set forth in this Agreement, the Company's and the Partnership's obligations hereunder shall be joint and several.

[signature page follows]

        -  -

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SELLERS:

INTERDOM PARTNERS
By: Interdom, Inc.
Its: General Partner

By: /s/ Richard K. Rudie

Title: President

By: Midas Investments of Naples, Inc.
Its: General Partner

By: /s/ Dennis Calvanese

Title: President

COMMERCIAL CARTAGE, INC.

By: /s/ Richard K. Rudie

Title: President

PRIDE LOGISTICS, L.L.C.
By: Bogfid, Inc.

By: /s/ Richard K. Rudie

Title: President

By: Mauney Consultants, Ltd.

By: /s/ Lee Mauney

Title: President

PARTNERS:

INTERDOM, INC.

By: /s/ Richard K. Rudie

Title: President

MIDAL INVESTMENTS OF NAPLES, INC.

By: /s/ Dennis Calvanese

Title: President

STOCKHOLDERS:
By: /s/ Richard K. Rudie

Title: President

By: /s/ Dennis Calvanese

Title: President

By: /s/ Steven Kranz

Title: President

MEMBERS:

MAUNEY CONSULTANTS, LTD.

By: /s/ Lee Mauney

Title: President

BOGFID, INC.

By: /s/ Richard K. Rudie

Title: President

PURCHASERS:

COMTRAK LOGISTICS, INC.

By: /s/ David P. Yeager

Title: Chief Executive Officer

HUB CITY TERMINALS, INC.

By: /s/ David P. Yeager

Title: Chief Executive Officer

PARENT:
HUB GROUP, INC.

By: /s/ David P. Yeager

Title: Chief Executive Officer